As filed with the Securities and Exchange Commission on June 3, 2005
                                             Registration Number: 333-119826


                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 FORM SB-2/A
                              (Amendment No. 2)

                           REGISTRATION STATEMENT
                                 UNDER THE
                           SECURITIES ACT OF 1933



                           The Kingsley Coach, Inc.
                 ____________________________________________
                (Name of Small Business Issuer in its Charter)

      Delaware                            3716                   23-3003600
-------------------------------------------------------------------------------
(State or other Jurisdiction of (Primary Standard Industrial (I.R.S. Employer
 Incorporation or Organization) Classification Code Number)  Identification No.)

                           JOHN MERKENT, PRESIDENT
                           The Kingsley Coach, Inc.
                             25820 7th Street W.
                             Zimmerman, MN 55398
                               (763) 856-3733
   --------------------------------------------------------------------------
   (Address and telephone number of Registrant's principal executive offices, principal place of business, and agent for service of process.)
                       _________________________________

                                   Copy to

                              ROBERT BRANTL, ESQ.
                               322 Fourth Street
                              Brooklyn, NY 11215
                              Attorney for Issuer
                                (718) 768-6045
                       _________________________________

     Approximate Date of Commencement of Public Sale: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or 1933, check the following box.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                     CALCULATION OF REGISTRATION FEE

Title of
Each Class                         Proposed      Proposed
of                                 Maximum       Maximum
Securities         Amount          Offering      Aggregate    Amount of
to Be              To Be           Price Per     Offering     Registration
Registered         Registered      Share (3)     Price (3)    Fee
------------------------------------------------------------------------------
Common Stock,
 $.00001 par
 value             9,613,285(1)    $0.155        $1,586,160    $ 188.98

Common Stock,
 $.00001 par
 value             1,505,145(2)    $0.125        $  188,144    $  22.15

Common Stock,
 $.00001 par
 value             1,900,000(3)    $0.096        $  182,400    $  21.47
                                                                -------
                                  Total Fee:                   $ 232.60
                                                                =======

(1) The amount registered with the initial filing was the sum of (a) 6,099,999 shares that represent 150% of 4,066,666 shares issuable upon conversion of two 8% Convertible Notes due July 21, 2006, (b) 1,220,000 shares issuable upon exercise of two Common Stock Purchase Warrants dated July 21, 2004 (reduced from 1,830,000 shares registered in the initial filing), (c) 245,901 shares issuable upon the conversion of the outstanding 10% Convertible Debentures, (d) 1,250,000 shares issuable upon the occurrence of certain contingencies identified in a 10% Convertible Debenture, (e) 415,385 shares issued to PSK Investment Group Inc., Garron Y. Frantzen and Robert C. Groves, and (f) 392,000 shares issuable upon the conversion of the 8% Convertible Note due November 7, 2004.

(2)  The additional shares registered with Amendment #1 was the sum of
     (a) 1,500,000 shares that represent the shares that may be acquired by Longview Equity Funds LP and Longview International Equity Fund LP upon exercise of the Common Stock Purchase Warrants dated January 21, 2005, and (b) an additional 5,145 shares issuable upon the conversion of the outstanding 10% Convertible Debentures.

(3) The additional shares registered with Amendment #2 were shares issued in April 2005 to Kingdom Come, LLC.

(4) The proposed offering price is estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), a registration fee of $200.97 for registration of 10,233,285 shares was paid on October 19, 2004, based on $.155, the closing price of the Common Stock reported on the OTC Bulletin Board on October 15, 2004. From that sum, $188.98 is being allocated to the 9,613,285 of those shares that remain in the registration statement. Pursuant to Rule 457(c), a registration fee of $22.15 for registration of an additional 1,505,145 shares was paid with Amendment No. 1, based on $.125, the closing price of the Common Stock reported on the OTC Bulletin Board on February 17, 2005. Pursuant to Rule 457(c), a registration fee of $21.47 for registration of an additional 1,900,000 shares is being paid with Amendment No. 2, based on $.096, the closing price of the Common Stock reported on the OTC Bulletin Board on May 27, 2005.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                         THE KINGSLEY COACH, INC.

                               Common Stock
                            10,989,952 Shares

     Ten shareholders of The Kingsley Coach, Inc. are offering shares of Kingsley Coach common stock to the public by means of this prospectus.

     Kingsley Coach's common stock is quoted on the OTC Bulletin Board under the trading symbol "KNGS.OB." The last sale price of the common stock on May 27, 2005 was $0.096.

     The ten shareholders intend to sell the shares into the public market from time to time. The shareholders will negotiate with the market makers for Kingsley Coach common stock to determine the prices for each sale. They expect each sale price to be near to the market price at the time of the sale.

     PURCHASE OF KINGSLEY COACH COMMON STOCK INVOLVES SUBSTANTIAL RISK. PLEASE SEE "RISK FACTORS," WHICH BEGINS ON PAGE 4 OF THIS PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representa tion to the contrary is a criminal offense.



                THE DATE OF THIS PROSPECTUS IN JUNE 5, 2005


1 This prospectus may also be used to offer 2,033,333 additional shares that may be issued to two of the selling shareholders pursuant to certain anti-dilution provisions in their contracts with Kingsley Coach. If those shares come to be issued, the prospectus will be amended to reflect the additional shares being offered.

                            TABLE OF CONTENTS


PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . -3-
     Summary Financial Information . . . . . . . . . . . . -4-

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . -4-

FORWARD LOOKING STATEMENTS IN THIS PROSPECTUS ARE NEITHER
PREDICTIONS NOR GUARANTEES REGARDING THE FUTURE
OF KINGSLEY COACH. . . . . . . . . . . . . . . . . . . . . -9-

DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . .-10-

CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . .-10-
     Market for the Common Stock . . . . . . . . . . . . .-13-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS. . . . . . .-13-

BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . .-19-

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . .-25-
     Executive Compensation. . . . . . . . . . . . . . . .-28-
     Certain Relationships and Related Transactions . . . -29-
     Limitation of Liability and Indemnification . . . . .-31-

PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . .-31-

SELLING SHAREHOLDERS . . . . . . . . . . . . . . . . . . .-33-
     Plan of Distribution. . . . . . . . . . . . . . . . .-36-

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . .-37-

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . .-37-

ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . .-38-

INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . .-39-

                           PROSPECTUS SUMMARY

The Kingsley Coach, Inc.

     The Kingsley Coach, Inc. is engaged in the business of manufacturing motorhomes, medical transport vehicles and emergency response vehicles, all under the tradename "Kingsley Coach." Although available for a broad variety of uses, each Kingsley Coach is, in essence, an upscale vehicle body (be it an R.V. body or a speciality body) mounted onto a stretched, heavy-duty truck chassis. The end product provides the comfort of a well-appointed recreational vehicle with the driving power and safety of a freight-hauling truck.

     We have been manufacturing Kingsley Coaches for use as recreational vehicles since 1996. We consider our recreational vehicles to be the logical extension into the vacation market of the concept behind the sports utility vehicle. So we focus our marketing on the "Baby Boomer" generation as they near retirement age. During the past two years we have entered the market for mobile medical vehicles and the market for emergency response vehicles. We identified these as markets that demand a vehicle combining power and stability, such as the Kingsley Coach.

     The executive offices of Kingsley Coach are located at 25820 7th Street W., Zimmerman, Minnesota. Our telephone number is 763-856-3733.

The Selling Shareholders

     Ten shareholders are using this prospectus to sell shares of Kingsley Coach common stock to the public. Seven of them acquired the shares by investing in a debt or equity instrument issued by Kingsley Coach. Two acquired the shares in satisfaction of debts owed to them by Kingsley Coach. One acquired shares in compensation for consulting services.

Outstanding Shares

     Kingsley Coach has issued two classes of stock: its common stock and its Class B Common Stock. On the date of this prospectus there were 34,434,572 shares of common stock outstanding and 1,000,000 shares of Class B Common Stock outstanding. The Class B Common Stock is identical to the common stock, except that each share is entitled to twenty votes at any meeting of shareholders. Each share of Class B Common Stock may be converted by its holder into a share of common stock.

Financial Condition

     Since becoming an SEC-reporting company in 1999, Kingsley Coach has reported significant losses in each fiscal year except 2001. As a result, at March 31, 2005 Kingsley Coach had a working capital deficit of $2,110,691 and negative shareholders equity of $1,905,100. Kingsley Coach's independent auditors stated that Kingsley Coach's financial condition "raise(s) substantial doubt about its ability to continue as a going concern," in the auditors' report on Kingsley Coach's financial statements for the year ended June 30, 2004.

                       Summary Financial Information

     We have derived the information in this table from the financial statements that are at the end of this prospectus.

                           Nine Months   Nine Months    Year        Year
Statement of Operations      Ended          Ended       Ended       Ended
                            3/31/05        3/31/04     6/30/04     6/30/03
----------------------------------------------------------------------------
Sales                     $ 3,374,666   $ 2,203,412  $ 3,606,392  $ 3,768,619

Cost of Sales               2,802,199     1,803,326    2,913,603    3,175,665
                           --------------------------------------------------
Gross Margin                  572,467       400,086      692,789      592,954

G & A Expense               1,181,887     1,196,288    1,665,614    1,401,102
                           --------------------------------------------------
Net (Loss) from Operations   (609,420)     (796,202)  (1,176,825)    (931,548)

Other Income/(Expense)        (47,777)      (32,799)     (46,778)     (54,178)
                           --------------------------------------------------
Net (Loss)                   (657,197)     (829,001)  (1,223,603)    (985,726)
                           ==================================================
Net (Loss) Per Share      $     (0.02)  $     (0.04) $     (0.06) $     (0.06)
                           ==================================================
Weighted Average Number
 of Shares Outstanding     31,688,572    18,483,712   21,480,337   16,853,822
                           ==================================================

Balance Sheet Data         At 3/31/05                 At 6/30/04

Working Capital/(Deficit) $(2,110,691)               $(1,509,266)

Total Assets                3,207,403                  1,799,752

Shareholders' (Deficit)    (1,905,100)                (1,326,100)


                                 RISK FACTORS

     You should carefully consider the risks described below before buying our common stock. If any of the risks described below actually occurs, that event could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

     KINGSLEY COACH WILL NOT BE ABLE TO FULLY IMPLEMENT ITS BUSINESS PLAN WITHOUT ADDITIONAL FUNDS.

     The business plan developed by our management contemplates a significant expansion of our rate of production. We will require additional capital in order to fully implement that business plan. Those funds, if acquired, would be used primarily to fund an increase in work-in-process and an inventory of finished vehicles. Lacking those funds, we now commence manufacturing a vehicle only after we have received a purchase order for it. This means we deliver vehicles many months after they are ordered. This condition limits our sales, as potential customers often opt to purchase a competitor's vehicle, which can be delivered from the competitor's inventory within days after the customer places the purchase order. In order to achieve satisfactory growth, therefore, we will require additional capital.

     KINGSLEY COACH MAY BE UNABLE TO OBTAIN THE FUNDS WE NEED TO CARRY OUT OUR BUSINESS PLAN.

     Our management has been engaged for several years in seeking the funds we require in order to carry out our business plan. They have been partially successful during 2004 and 2005, as we acquired over $1.8 million in new investment. Our efforts to develop sources of equity or debt financing continue. But we do not know if we will be able to obtain the funds we need. If we do not obtain those funds, we will not be able to expand our operations at the rate we desire.

     OUR NEGATIVE WORKING CAPITAL WILL LIMIT OUR PRODUCTIVITY, WHICH MAY INTERFERE WITH OUR EFFORTS TO ACHIEVE PROFITABILITY.

     At March 31, 2005 Kingsley Coach had a working capital deficit of $2,110,691. This deficit limits our ability to purchase the inventory of raw materials needed to produce vehicles and to fund the other costs of production. Until the working capital deficit is alleviated by additional investment or cash flow from operations, our ability to increase produc tion will be limited. This limit may hinder our efforts to achieve the level of operations necessary for profitability.

     OUR CREDITORS MAY COMMENCE FORECLOSURE PROCEEDINGS IF KINGSLEY COACH IS UNABLE TO SATIFSY THE SECURED NOTES FOR $500,000 THAT ARE PAYABLE ON OCTOBER 21, 2005.

     Kingsley Coach recently sold two secured promissory notes in the aggregate principal amount of $500,000 to Longview Equity Fund LP and Longview International Equity Fund LP. The notes require us to pay the principal and interest (12% per annum) on October 21, 2005. We are using the proceeds of the notes to fund the completion of the emergency response vehicle that we are producing for the Maryland State Police. We intend to satisfy the notes when the State of Maryland pays us. If, however, we are delayed in completing the vehicle or the State delays payment for it, it is possible that we will be unable to satisfy the notes on time. In that event the noteholders would be entitled to commence foreclosure proceed ings against our assets.

     WE MAY FACE EXPENSIVE LITIGATION AND INCUR SUBSTANTIAL ADVERSE JUDGMENTS BECAUSE KINGSLEY COACH HAS RECENTLY DEFAULTED ON A NUMBER OF FINANCING CONTRACTS.

     Kingsley Coach is currently in default or in risk of default under contracts with five of the Selling Shareholders. Our contract with Longview Fund, LP and with Barbara Mittman provides that if this prospec tus is not declared effective by the Securities and Exchange Commission on or prior to February 19, then we are obliged to pay to them $12,200 for each month or partial month after January 19, 2005, and we may also be required to redeem their notes for $793,000. Our contracts with Longview Equity Fund LP and Longview International Equity Fund LP provide that if this prospectus is not declared effective by the Securities and Exchange Commission on or prior to April 21, 2005, we may be required to redeem their notes for $500,000 plus accrued interest. We have not met either deadline. Our contract with Robert C. Groves provides that we were required to pay Mr. Groves $98,000 in November 2004. We did not make that payment. We do not know if any of these Selling Shareholders will pursue legal remedies for our defaults. If they did, the expense of settling our liabilities with them could reduce the funds available for use in imple menting our business plan.

     THERE ARE COMPANIES INVOLVED IN THE MANUFACTURE OF RECREATIONAL VEHICLES WHO COULD DESTROY OUR MARKET IF THEY CHOSE TO COMPETE AGAINST US WITH A SIMILAR PRODUCT.

     The recreational vehicle industry is dominated by a small number of major companies. Five manufacturers currently account for over two-thirds of recreational vehicle sales in the United States. These manufacturers are very well capitalized. If any one of them decided to introduce a recreational vehicle similar in concept and design to the Kingsley Coach, it would be very difficult for us to compete effectively.

     OUR EFFORTS TO ENTER THE MARKET FOR MOBILE MEDICAL VEHICLES AND THE MARKET FOR EMERGENCY RESPONSE VEHICLES MAY BE HINDERED BY OUR LIMITED EXPEROENCE IN THOSE MARKETS.

     To date we have sold only six mobile medical vehicles and have received only one order for an emergency response vehicle. Until we have more experience marketing those vehicles, we cannot safely predict whether we will be successful in competing in those markets. If we fail to achieve success in those markets, our growth will be limited.

     A PROBLEM WITH OUR MATERIALS PRODUCERS COULD SERIOUSLY DELAY
PRODUCTION OF OUR PRODUCTS.

     Currently, Thor of America produces most of the RV bodies for our vehicles. Our relationship with Thor of America is "at-will." In addition, we owe Thor of America a large sum of money ($423,702 at May
31, 2005), and we do not have a definitive written agreement as to when those funds must be repaid - only an agreement that we will pay a premium on the bodies we purchase from Thor until the debt is extinguished. Our agreement with Thor calls for a payment of $5,000 per body; we have been voluntarily paying $10,000 per body in order to amortize the debt more quickly. However, if Thor became unsatisfied with the payment arrangement and ceased to manufacture the bodies we need, or ceased to manufacture our bodies for any other reason, our own production of vehicles would likely be delayed, which would have an adverse effect on our sales.

     A DOWNTURN IN THE U.S. ECONOMY WOULD BE LIKELY TO REDUCE DEMAND FOR OUR PRODUCTS.

      The Kingsley Coach is a luxury vehicle, generally costing over $250,000 each. If the recent recession in the United States' economy were renewed, it would be likely to result in a reduced demand for luxury items, which could adversely affect our company's sales.

     OUR SHAREHOLDERS WILL HAVE NO CONTROL OVER OUR OPERATIONS, BECAUSE KINGSLEY COACH IS NOT LIKELY TO HOLD ANNUAL SHAREHOLDER MEETINGS IN THE NEXT FEW YEARS.

     Delaware corporation law provides that members of the board of directors retain authority to act until they are removed or replaced at a meeting of the shareholders. A shareholder may petition the Delaware Court of Chancery to direct that a shareholders meeting be held. But absent such a legal action, the board has no obligation to call a share holders meeting. Unless a shareholders meeting is held, the existing directors elect directors to fill any vacancy that occurs on the board of directors. The shareholders, therefore, have no control over the consti tution of the board of directors, unless a shareholders meeting is held.

     Since it became a public company in 1999, Kingsley Coach has never held an annual meeting of shareholders. The current Board of Directors of Kingsley Coach consists of either individuals who served in 1999 or individuals who were appointed by the original directors. Management does not expect to hold annual meetings of shareholders in the next few years, due to the expense involved. Therefore, any new members of the Board of Directors or any replacements for current members will be nominated and elected by the present members of the Board.

     OUR SHAREHOLDERS WILL NOT BE ABLE TO REMOVE AND REPLACE OUR MANAGE-MENT, EVEN IF MANAGEMENT'S SERVICE IS UNSATISFACTORY, SINCE MEMBERS OF MANAGEMENT CONTROL 43% OF THE SHAREHOLDERS' VOTING POWER.

     There are currently 34,434,572 shares of common stock outstanding, each of which is entitled to one vote at any shareholders meeting. There are also 1,000,000 shares of Class B Common Stock outstanding, each of which is entitled to 20 votes at any meeting of the shareholders. 3,440,000 of the common shares are owned by members of management or their families. All of the Class B Common Stock is owned by our Chief Executive Officer. Therefore, at any shareholders meeting or if shareholder consents are collected in lieu of a shareholders meeting, members of management and their families control 23,440,000 of the 54,434,572 votes that can be cast - i.e. 43%. Current management, therefore, can prevent the remaining shareholders from replacing any of the members of the Board of Directors or adding members to the Board of Directors.

     BECAUSE KINGSLEY COACH COMMON STOCK TRADES IN RELATIVELY SMALL VOLUME, ITS MARKET PRICE TENDS TO BE VOLATILE, WHICH PREVENTS SHAREHOLDERS FROM RELYING ON THE PRICE IN EVALUATING THE VALUE OF OUR SHARES.

     The market for Kingsley Coach common stock only occasionally exceeds 100,000 shares in a single day. It is not uncommon for no trades at all to occur in a trading day. As a result, if one or several shareholders attempt to sell a substantial number of shares at one time, the market price is likely to fall. Likewise, if one or more shareholders attempt to accumulate shares at one time, the market price often rises dramatically - only to fall back down when their buying interest wanes. In addition, a shareholder or group of shareholders who wish to control the market price for a period of time can do so without significant resistance by buying or selling, as the case may be, any shares that come into the market. For these reasons the market price of Kingsley Coach common stock will not be a reliable standard for the value of our company until there is greater volume in the market on a sustained basis.

     THE VOLATILITY OF THE MARKET FOR KINGSLEY COACH COMMON STOCK MAY PREVENT A SHAREHOLDER FROM OBTAINING A FAIR PRICE FOR HIS SHARES.

     The common stock of Kingsley Coach is quoted on the OTC Bulletin Board. Trading volume is usually relatively small, and prices vary dramatically from time to time. It is impossible to say that the market price on any given day reflects the fair value of Kingsley Coach, since the price sometimes moves up or down by 50% in a week's time. A share holder in Kingsley Coach who wants to sell his shares, therefore, runs the risk that at the time he wants to sell, the market price may be much less than the price he would consider to be fair. In addition, because there are not always buyers available for a large number of shares, a share holder could find it impossible to liquidate his Kingsley Coach shares as quickly as he might wish.

     SHARES ISSUABLE ON ACCELERATION OF A 10% CONVERTIBLE DEBENTURE COULD REDUCE THE MARKET PRICE OF THE COMMON STOCK.

     Kingsley Coach has issued a 10% Convertible Debenture in the principal amount of $50,000. The principal may be converted by the holder into common stock at a conversion price of $.239. The shares into which the Debenture are convertible are being offered for sale by means of this prospectus.

     The principal amount of the 10% Convertible Debenture is payable on September 30, 2006. However, if the closing bid price of the common stock is $.08 or less for five consecutive trading days, the holder of the Debenture may accelerate the payment date of the Debenture. In that event, Kingsley Coach would be required to either pay the principal amount of the Debenture and all accrued interest within two business days or issue 1,250,000 shares of common stock to the holder. During the thirty trading days following issuance the holder would be required to liquidate those shares, and the proceeds would be an offset to Kingsley Coach's liability under the Debenture.

     The 1,250,000 shares issuable upon acceleration of the 10% Convert ible Debenture have been included in this prospectus, although accelera
tion has not occurred.   The liquidation of those shares would be likely
to reduce the market price of the common stock.

     THE RESALE OF SHARES ACQUIRED BY THE LONGVIEW FUNDS FROM KINGSLEY COACH MAY REDUCE THE MARKET PRICE OF KINGSLEY COACH SHARES.

     Longview Fund, LP holds a $600,000 note which it may convert into common stock at $.15 per share and holds a warrant to purchase 600,000 shares at $.15 per share and 600,000 shares at $.20 per share. Longview Equity Fund LP and Longview International Equity Fund LP hold warrants to purchase 1,500,000 shares at $.15 per share. We expect that the funds will convert the note and exercise the warrants at a time when the market price of our common stock exceeds the conversion price or exercise price, as applicable. We also expect that the funds will promptly resell into the public market any shares they acquire in this manner. 6,700,000 shares that may be acquired by the three Funds have been included in this prospectus to permit the Funds to resell the shares to the public. Those resales may reduce the market price of Kingsley Coach common stock.

     ISSUANCE OF COMMON STOCK AND EQUIVALENTS BY KINGSLEY COACH MAY DILUTE THE VALUE OF OUTSTANDING SHARES AND REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

     Throughout the past four years, Kingsley Coach has engaged in the practice of compensating our officers, directors, professional advisers and others by issuing common stock or options to them. During 2004, for example, we issued 2,600,000 common shares to two consultants, and issued 1,980,000 common shares to twenty of our employees. Already in 2005 we have issued 1,900,000 shares to a consultant and 350,000 shares to our employees. We expect to continue these practices, at least until we have sufficient capital resources that we can afford to pay cash for all of these services. In addition, we hope to sell equity shares in order to obtain the funds necessary to accomplish our business plan. Any or all of these transactions could have the effect of diluting the value of our outstanding shares. In addition, the market for our shares may be adversely affected by the issuance of additional shares.

                   FORWARD LOOKING STATEMENTS IN THIS
  PROSPECTUS ARE NEITHER PREDICTIONS NOR GUARANTEES REGARDING THE FUTURE OF
                            KINGSLEY COACH.

     This prospectus contains a number of forward-looking statements regarding our future prospects. Among the forward-looking statements are descriptions of our plans to return our company to profitability, which include plans to expand our involvement in the market for mobile medical vehicles, and to enter into the market for emergency response vehicles. These forward-looking statements are a true statement of our present intentions, but are neither predictions of the future nor assurances that any of our intentions will be fulfilled. Many factors beyond our control could act to thwart Kingsley Coach in its efforts to develop and market its products, including factors discussed in "Risk Factors" as well as
factors we have not foreseen.   In addition, changing circumstances may
cause us to determine that a change in plans will be in the best interests of Kingsley Coach.

                             DIVIDEND POLICY

     We have never declared or paid any dividends on our common stock.
We expect to retain future earnings, if any, for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future.

                             CAPITALIZATION

     Our authorized capital stock consists of 100,000,000 shares of common stock, 1,000,000 shares of Class B Common Stock, and 5,000,000
shares of preferred stock.   There are 34,434,572 shares of our common
stock outstanding, 1,000,000 shares of Class B Common Stock outstanding, and no shares of preferred stock outstanding.

     Common Stock

     As a holder of our common stock, you will be entitled to one vote for each share in the election of directors and in all other matters to be voted on by the shareholders. There is no cumulative voting in the election of directors. Our by-laws require that only a majority of the issued and outstanding shares of common stock must be represented to constitute a quorum and to transact business at a shareholders meeting.

     You will be entitled to receive dividends if the Board of Directors declares dividends. In the event that Kingsley Coach is liquidated or dissolved, you will receive a distribution, on a per share basis, of any assets remaining after payment of all liabilities and any preferential payments that must be made to preferred shareholders, if any. You will have no preemptive or conversion rights and you will not be subject to any calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock.

     Class B Common Stock

     The rights and limitations of our Class B Common Stock are identical to the rights and limitations of our common stock, with two exceptions: each share of Class B Common Stock is entitled to twenty votes at any meeting of shareholders, and each share of Class B Common Stock can be converted into a share of common stock at the option of the holder. All of the outstanding Class B Common Stock is owned by John Merkent, our Chief Executive Officer. By agreement with Kingsley Coach, Mr. Merkent may not transfer the Class B Common Stock without the consent of our Board of Directors.

     Derivative Securities

     There are options, warrants and convertible debt outstanding that could lead to the issuance of additional common stock. The following table identifies these outstanding derivative securities.
                                                          Exercise
                                       Number of Common   or
     Derivative Security               Shares Issuable    Conversion Price
     --------------------------------------------------------------------
     8% Convertible Notes due 7/21/06    4,066,666(1)        $.15(1)
     Warrants issued 1/21/05             1,500,000(1)        $.15(1)
     Warrants issued 7/21/04               610,000(1)        $.20(1)
                                           610,000(1)        $.15(1)
     Class B Common Stock                1,000,000            N.A.
     Executive Options                   2,000,000           $.20
     Sales Agent Options                 1,000,000           $.20
     8% Convertible Note due 11/7/04       392,000           $.25
     Incentive Stock Options               300,000           $.95
     10% Convertible Debentures            251,046(1)        $.239(1)
                                        ----------
     Total                              11,729,712  (25.4%)

     Common Shares Currently
      Outstanding                       34,434,572  (74,6%)
                                        ----------
                                        46,164,284 (100%)
__________________________________

(1) The exercise price of the 8% Convertible Notes due 7/21/06, the Warrants, and the 10% Convertible Debentures will be reduced if Kingsley Coach issues common stock or derivatives at a price lower than the conversion or exercise price of the Note, Warrant or Debenture. The number of shares of common stock issuable would increase in the event of such a reduction in the exercise or conver sion price.

     8% Convertible Notes due July 21, 2006

     The Longview Fund holds an 8% Convertible Note in the principal amount of $600,000. Barbara Mittman, the attorney for the Longview Fund,
holds a similar note in the principal amount of $10,000.   The Fund and
Ms. Mittman may convert the principal amount of the Notes into shares of common stock at a conversion price of $.15 (i.e. 4,066,666 shares). The conversion price will be reduced if Kingsley Coach issues any common shares for a price less than $.15 per share. During the term of the Note, Kingsley Coach must reserve from its authorized and unissued shares a number equal to 150% of the shares issuable upon conversion of the Note.

     Common Stock Purchase Warrants issued January 21, 2005

     Longview Equity Fund LP and Longview International Equity Fund LP hold warrants to purchase 1,500,000 shares of common stock at an exercise price of $.15 per share. The exercise price will be reduced if Kingsley Coach issues any common shares for a price less than $.15 per share. The warrants expire in February 2010.

     Common Stock Purchase Warrants issued July 21, 2004

     The Longview Fund LP holds a warrant to purchase 600,000 shares of common stock at an exercise price of $.20 per share and 600,000 shares at an exercise price of $.15 per share. Its attorney, Barbara Mittman, holds a similar warrant to purchase 20,000 shares of common stock. The exercise price will be reduced if Kingsley Coach issues any common shares for a price less than $.20 per share. The warrants expire in July 2009.

     Executive Options

     Kingsley Coach has granted to John Merkent, its Chief Executive Officer, options to purchase 2,000,000 shares at $.20 per share. Options for 1,000,000 shares will vest on May 1, 2006 and again on May 1, 2007, if Mr. Merkent remains employed by Kingsley Coach on those dates. The options will terminate two years after they vest.

     Sales Agent Options

     Kingsley Coach has entered into an agreement with Timothy Logue under which Mr. Logue is providing marketing services to Kingsley Coach. To compensate him for his services, Kingsley Coach granted a five year option to purchase 1,000,000 shares for $.20 per share. The agreement also provides that when Mr. Logue has introduced $2,000,000 in sales to Kingsley Coach, he will receive an additional option for 1,000,000 shares at $.20, and when he has introduced $3,000,000 in sales, he will receive a third option for 1,000,000 shares at $.20.

     Class B Common Stock

     DRK, Inc. holds 1,000,000 shares of Class B Common Stock issued by the Company. Each share may be converted by the holder into one share of common stock.

     8% Convertible Note due November 7, 2004

     Robert C. Groves holds an 8% Convertible Note that requires Kingsley Coach to pay the holder $98,000 on November 7, 2004. Kingsley Coach must also pay interest monthly at a rate of 8% per annum. The holder of the 8% Convertible Note may convert the principal amount of the Note into common stock at any time at a conversion rate of $.25 per share.

     10% Convertible Debentures

     Blaise Wolfrum and Doug Thompson hold 10% Convertible Debentures in the aggregate principal amount of $60,000 that are due on September 30, 2006. They pays interest at 10% per annum quarterly. The holders of the Debentures may convert the principal amount of the Debentures into common stock at any time at a conversion rate of $.239 per share. Kingsley Coach may force conversion at that rate if the closing bid price of its common stock equals or exceeds $.589 for five consecutive trading days. The conversion rate (and the trigger for forced conversion) will be reduced if Kingsley Coach issues any equity instruments for a consideration valued at less than $.239 per share of common stock.

     The Debenture held by Dr. Wolfrum has a special anti-dilution provision. If the closing bid price of the common stock is $.08 or less for five consecutive trading days, the holder of that Debenture may accelerate the payment date of the Debenture. In that event, Kingsley Coach would be required to either pay the principal amount of the Deben ture ($50,000) and all accrued interest within two business days or issue 1,250,000 shares of common stock to the holder. During the next thirty trading days the holder would be required to liquidate those shares, and the proceeds would be an offset to Kingsley Coach's liability under the Debenture. The holder would then return to Kingsley Coach any shares remaining after those thirty trading days.

     Market for the Common Stock

     Our common stock is quoted on the OTC Bulletin Board under the symbol "KNGS.OB." Set forth below are the high and low bid prices for each of the last nine fiscal quarters. The bid prices quoted reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                             Bid
             Quarter Ending            High       Low

             September 30, 2002      $  .12     $  .06
             December 31, 2002       $  .19     $  .05
             March 31, 2003          $  .20     $  .05
             June 30, 2003           $  .23     $  .05

             September 30, 2003      $  .30     $  .13
             December 31, 2003       $  .19     $  .09
             March 31, 2004          $  .16     $  .09
             June 30, 2004           $  .20     $  .12

             September 30, 2004      $  .21     $  .16
             December 31, 2004       $  .20     $  .10
             March 31, 2005          $  .15     $  .09


     Our shareholders list contains the names of 474 registered stockholders of record of the Company's Common Stock. Based upon information from nominee holders, the Company believes the number of owners of its Common Stock exceeds 800.

Registrar and Transfer Agent

           The Registrar and Transfer Agent for the common stock is:

                    American Registrar and Transfer Company
                                 P.O. Box 1798
                            Salt Lake City, UT 84110

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our Financial Statements and the notes to the Financial Statements, which appear at the end of this prospectus. A summary of the Financial Statements appears in the Prospectus Summary at the beginning of this prospectus.


Results of Operations

     Nine Months Ended March 31, 2005 Compared To Nine Months Ended
     March 31, 2004

     Kingsley Coach has experienced several years of losses, primarily due to our inability to fund production at a profitable rate. Since the beginning of calendar year 2004, we have obtained approximately $1.8 million in new investment capital from the sale of stock, convertible debt and secure debt instruments. We committed most of those funds to the purchase of components for the vehicles in our backlog. As a result, in the second half of fiscal 2004 (ending June 30, 2004), we booked $2,507,980 in sales, including $1,402,980 booked in the 4th Quarter. This represented a 128% increase in revenue over the first half of fiscal 2004, and a 57% increase over the second half of fiscal 2003. Likewise in the nine month period ended March 31, 2005, we booked $3,374,666 in sales, representing a 53% increase over the nine months ended March 31, 2004.

     Although our growth has been dramatic in comparison to prior years, it remains short of the level needed to generate profits. Although our backlog has consistently included 10 to 15 units at any given time, in each of the three most recent fiscal quarters we shipped only four vehicles, and recorded a substantial net loss in each quarter. Three factors were primarily responsible for our failure to achieve satisfactory revenue levels in the recent nine month period:

     - During the quarter ended September 30, 2004 we relocated our manufacturing facility from Andover, Minnesota to Zimmerman, Minnesota. The move cost in excess of $150,000, and shut down our production for an extended period. The move to Zimmerman, however, positions us well for future growth. We increased our factory floor space by 45%, and invested approximately $200,000 in building improvements, particularly an integrated, state-of-the-art electrical system. The additional space and the building improvements permit us to place a much larger work crew on the factory floor. In our previous facility we could carry on full production activities on only one coach at any given time. In Zimmerman we can have five coaches at any stage of production.

     - During the recent nine month period we were completing production of vehicles that were ordered during the period when we relied entirely on customer deposits for our working capital. Because of that dependence, at times we accepted orders with below-market prices in exchange for the customer's commitment of significant up-front funds. When we devoted our resources to production of a number of those vehicles in the recent nine month period, our efforts were not reflected in the revenue we booked, since the vehicle prices were not commensurate with the labor needed to complete the vehicles.

     - In 2004 we received an order from the Maryland State Police Department for an emergency response vehicle. The contract price is $1,150,000. Near the end of January 2005 we obtained the funds necessary to manufacture the vehicle by selling a $500,000 short-term note with warrants. Since receiving those funds, we have devoted a substantial segment of our production effort to that one vehicle, which we do not expect to ship until the summer of 2005.

     Our gross margin for the nine months ended March 31, 2005 was only $572,467, or 17% of sales. This margin fell far below our target margin for current sales. The low margin level was primarily caused by the same factors that kept sales below our targets: inefficient use of resources as a result of the factory relocation, and delivery of vehicles that had been sold for insufficient prices.

     As a result of our reduced sales level, our low profit margin on sales, and the fact that we expensed the entire cost of moving as it was incurred, our net for the nine months ended March 31, 2005 was a loss of $657,197. We do not believe that the recent loss represents the true direction of our company, however. With the financial resources now at our disposal, we are taking orders with far higher margins than in the past, and will be producing vehicles efficiently in our new state-of-the-art factory. We expect, therefore, that the true direction of our company is toward profitability.

     Year Ended June 30, 2004 compared to Year Ended June 30, 2003

     Sales revenue in fiscal 2004 was slightly lower than sales revenue in fiscal 2003, but our margins improved. We began to receive financing in January 2004, which was immediately used to purchase raw material inventory required for our backlog of orders. As a result of the boost in production brought about by that financing. 70% of our fiscal 2004 revenue was realized
in the last six months of the year.   The components of our fiscal 2004 sales
were 13 motor homes and 1 commercial vehicle. In fiscal 2003 we sold 12 motor homes, 2 commercial vehicles, and 2 medical units.

     During fiscal 2004 we realized a total gross margin of $692,789, of which $551,205 was realized in the second half of the year. In the first half of the fiscal year we realized only 13% gross margin, as our lack of resources caused us to operate at a slow, unprofitable rate. For the second half of the year our gross margin as a percentage of sales was 22%. The increased margin was the result of the economies that are attendant to increased production - i.e fixed costs can be spread over a greater number of production units. We also improved our margins by retaining expert consultants who are assisting us in implementing production efficiencies at our plant. The combination of the two six month periods produced a gross margin of 19% for the year ended June 30, 2004, compared to 16% margin in the year ended June 30, 2003. We expect our margins to continue to be superior to those realized in prior years, although, since we are ramping up production rapidly, we cannot yet accurately predict what our optimal margin will be.

     The improvement in margins in the last six months of fiscal 2004 was aided by a number of situations that have developed over the past two years:

     - In the Fall of 2002 we established a capability of finishing RV bodies at our facility in Middleburg PA. Whereas in the past bodies were delivered to us nearly complete, we now receive them in bare bones condition and complete the outfitting in our own facility. Our cost analysis indicates that this increase in the in-house component of our manufacturing has reduced the per-unit production cost of our vehicles by $16,832.

     - We are now purchasing RV bodies from Thor America at prices substantially lower than in earlier years. In addition, while our plant was located on the Thor America campus, we paid Thor a $5,000 per unit fee. That fee was eliminated when we moved in 2002.

     - The Medical Coaches that we now produce are highly standardized - the customization is limited primarily to matters of appearance and comfort, which are not labor intensive. With each Medical Coach that we produce, our gross margin increases significantly, in direct proportion to our learning curve. In addition, the marketing effort involved is just a fraction of that involved in marketing to the public.

     Our general and administrative expense increased from $1,401,102 in fiscal year 2003 to $1,665,614 in fiscal year 2004. The primary reason for the increase was an expense of $195,300 attributable to the fair value of stock that we issued to the consultants who are assisting us in rebuilding our company and an expense of $198,000 attributable to stock that we issued to our employees. In fiscal year 2003 our expense for stock-based compensation was only $103,000. The increase of $290,300 in stock-based compensation expense exceeded the overall increase in general and administrative expense by $25,788, reflecting our efforts to operate more efficiently. We expect that the efficiency of our operations will continue to increase, particularly in proportion to revenue, as our production increases.

     Because we only began to realize the benefits of new capital in the second half of fiscal 2004, our net loss for the year ended June 30, 2004 exceeded our net loss for the year ended June 30, 2003. Included in the expenses recorded in the 3rd quarter of fiscal 2004 was the $198,000 expense for stock issued to our employees. We issued the shares to reward those who had remained loyal to our Company during the several years when we did not have the financial ability to operate profitably, and to provide them an incentive for the future. Had we not issued those shares, the net loss for fiscal 2004 would have been approximately equal to the net loss for fiscal 2003.

     Despite the recent infusions of capital, we continue to have negative working capital. This limits our production. As a result, until recently we had no inventory of finished or near-finished products, and were required to build vehicles only to order. In March 2004 we produced a demonstration model of our new Kruiser, which will assist us in marketing the new line. However, our lack of finished goods inventory (a) limits our potential customers to those willing to wait many months for delivery and (b) eliminates our reportable revenue if there is any interruption in our production activities (as occurred in fiscal 2002), as we have no sales from inventory that can carry us through a trough in production. This situation does not preclude us from achieving profitability - we had the same lack of inventory in fiscal 2001, and achieved profits in that year. But the situation does put our prospects for profitability at considerable risk. For that reason, we continue to investigate opportunities to acquire additional capital, and as funds become available, we intend to invest in developing an inventory of finished products.

     The recent introduction of our "Kruiser" model to the market represents a step towards a proper inventory situation. The Kruiser is a fully-standardized unit produced on a very cost-efficient assembly line. We began production and marketing of the Kruiser in January 2004, and have received the first orders. Through March 31, 2005, the introduction of the Kruiser to our product line has not resulted in profitable operations. There is no certainty that we will achieve profitable operations, even with the Kruiser in our catalog. However, if our marketing program for the Kruiser is successful, the Kruiser should make a significant contribution to our return to profitability.


Liquidity and Capital Resources

     Kingsley Coach currently has no bank line of credit or other source of bank financing. For the most part, we rely on the sale of our common stock (or derivatives) to fund our growth. Near the end of December 2002, however, we entered into a new operational and financial arrangement with Thor Industries, our principal subcontractor. As part of that arrangement, Thor loaned us $200,000 interest-free and extended nearly $300,000 in additional credits. In August 2003 the note and the credit extended were combined into a single demand note in the principal amount of $489,000. As of June 2004 our obligation to Thor had increased to $553,774, as we continued to purchase subassemblies from Thor. The note requires that we pay a $5,000 premium on each subassembly that we purchase from Thor. In order to satisfy the debt more quickly, we have been voluntarily paying Thor $10,000 per subassembly.

     At March 31, 2005 Kingsley Coach had a working capital deficit of $(2,110,691), a decline of $601,425 since June 30, 2004. The principal factors that affected working capital during the six months ended December 30, 2004 were:

     - Working capital was increased by our sale of a three-year $600,000 Convertible Debenture in July 2004.

     - Working capital was also increased by the reclassification of $216,591 in prepaid expenses from Other Assets to Current Assets. That amount represents the prepaid fees of consultants for services to be performed prior to March 31, 2006. The asset will be amortized as an expense over the period of performance.

     - Working capital was decreased by the loss we realized in the nine months ended March 31, 2005 and the cash used in outfitting our new facility in Zimmerman and moving our operations there.

     - Working capital was also decreased as a result of our large liability for customer deposits that were received and used in prior periods. The cash that we received on delivery of new vehicles during the recent six month period was often not much greater and, in some cases, less than the cash we expended in producing the vehicle, since any cash profit on the sale is represented by the deposit. So the $437,726 increase in customer deposits that we realized during nine months ended March 31, 2005 was used to fund current operations, thereby increasing our working capital deficit in that amount.
       Until we obtain a credit line or other source of short-term financing for production, other than the deposits placed by new customers, it will be difficult for us to remedy our working capital deficit.

     A table is set forth in Note 10 to the Notes to Financial Statements for the Year Ended June 30, 2004 (Page F-14) setting forth the amortization schedule for the $1,190,930 in notes payable by Kingsley Coach as of June 30, 2004. At March 31, 2005 the notes payable by Kingsley Coach totaled $2,200,395, as three new obligations were incurred during the nine months
ended March 31, 2005.   Detailed information about these new obligations may
be found in Notes 2, 3 and 4 of the Notes to Financial Statements for the nine months ended March 31, 2005 later in this prospectus. The table below summarizes the amortization schedule for the long-term contractual obligations owed by Kingsley Coach at March 31, 2005.

                                     Payment Due by Period
                       -------------------------------------------------------
                                                                    More
Contractual                       Less than    1-3        3-5       than
Obligations            Total      1 year       years      years     5 years
------------------------------------------------------------------------------
Convertible
Securities            $670,000           -   $ 670,000         -            -
Investment Notes      $700,000    $650,000   $  50,000         -            -
Obligations to
 Vendors              $446,202    $446,202   $       -         -            -
Other Long-term
 Obligations          $384,193    $240,953   $ 143,240         -            -
                     ---------   ---------   ---------    ------       ------
Total               $2,200,395  $1,337,155   $ 863,240         -            -
                     =========   =========   =========    ======       ======


     Throughout our history, our cash flow has been a function of growth. Until we completed the development of our Camelot model in fiscal 2000, our operations produced positive cash flow. When we ramped up production in 2000 to prepare for anticipated Camelot sales, our operations generated a cash flow deficit, primarily due to an increase in inventory as well as expenses attributable to increases in personnel and facilities in anticipation of Camelot sales. For the entirety of fiscal 2001, fiscal 2002 and fiscal 2003, however, our operations produced positive cash.

     During fiscal 2004 and the first nine months of fiscal 2005, however, we have been involved in ramping up our production capabilities. The expense of transferring production operations to Minnesota and increasing our inventory in anticipation of growth has resulted in negative cash flow during this period. In fiscal year 2004 we obtained $1,337,970 from our financing activities, and used $1,245,561 in our operations. The primary use was a $692,140 reduction in our accounts payable, largely representing satisfaction of overdue payments to our vendors, who in turn provided us new inventory. In the nine months ended March 31, 2005, for example, our operations produced negative cash flow of $634,508, primarily due to an increase of $820,196 in our inventory. Our cash flow, therefore, provided we sustain a minimum level of operations, is essentially a function of how aggressively we grow.

     In July 2004 Kingsley Coach obtained net proceeds of approximately $575,000 from the sale of a convertible note and a warrant to an investment fund. That event has further stabilized our finances, and permitted increased production. In January two other investment funds from that same family of funds purchased a $500,000 secured short-term promissory note and warrants.
We are using the proceeds of the recent financing to fund production of the emergency response vehicle that we are building for the Maryland State Police, and will satisfy the note when the State of Maryland pays for that vehicle. With these additional resources, the Company should be able to sustain operations for the indefinite future. When cash is short, however, the only feasible method of sustaining operations is to delay production. This in turn slows growth and damages our marketing abilities. Accordingly, the Company continues to seek sources of financing to enable the Company to fund the growth at a rate determined by market demand.

Critical Accounting Policies and Estimates

     In preparing our financial statements we are required to formulate working policies regarding valuation of our assets and liabilities and to develop estimates of those values. In our preparation of the financial statements for fiscal year 2004, there were four estimates made which were (a) subject to a high degree of uncertainty and (b) material to our results.
These were:

     - Our determination, detailed in Note 3 to the Financial Statements, that we should record a valuation allowance for the full value of the deferred tax asset created by our net operating loss carryforward. The primary reason for the determination was our lack of certainty as to if and when Kingsley Coach would commence profitable operations.

     - Our determination, detailed in Note 1(h) to the Financial Statements, that we should record revenue from sale of a vehicle upon delivery of the vehicle. As a result of this determination, $1,074,374 paid by customers to Kingsley Coach prior to delivery of their vehicles was recorded on our June 30, 2004 balance sheet as a current liability classified as "customer deposits."

     - Our determination, detailed in Note 8 to the Financial Statements, regarding the book value of the demonstrator unit that we held for sale at June 30, 2004. We based the recorded value on our estimate of the likely sales price for the unit, less estimated costs of the sale.

     - Our determination, detailed in Note 1(i) to the Financial Statements, that the book value of our intangible assets has not been impaired. We test these assets (the technology for our rear lift and the technology for our expanding sleeper cab) periodically. In making our determination regarding impairment in connection with the 2004 financial statements, we estimated future sales of the products utilizing this technology, and determined that it was feasible that we would realize sufficient sales to enable us to recover the book value of the technology over a reasonable period.

     We made no material changes to our critical accounting policies in connection with the preparation of financial statements for 2004.

Off-Balance Sheet Arrangements

     We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition or results of operations.

                                    BUSINESS

     The Kingsley Coach

     Kingsley Coach is engaged in the business of manufacturing motorhomes, medical transport vehicles and emergency response vehicles, all under the tradename "Kingsley Coach." Although available for a broad variety of uses, each Kingsley Coach has the same structural design.


     The Kingsley Coach, in essence, is a vehicle body (be it an R.V. body or a speciality body) mounted onto a stretched truck chassis. We open the back of the cab and weld the body to the open frame, creating a walk-through vehicle with the safety of uni-body construction. In the R.V. industry, the
direct competitors of the Kingsley Coach are the Type A Motorhomes.   These
are the larger recreational vehicles that have the engine and living quarters integrated. But the construction and features of the Kingsley Coach distinguish it from any motorhome on the road today:

     - The walls are 2 " thick. The floor and the roof are double-reinforced.

     - Up front is a Class 8 truck engine. We currently put a diesel engine producing up to 600 horsepower in each Kingsley Coach. It gets approximately 9.3 miles per gallon, and is rated to haul 85,000 pounds. The average Kingsley Coach weighs less than 38,000 pounds.

     - The combination of heavy-duty construction and high power engine gives the passengers a stable, vibration-free, sway-free ride.

     - A Kingsley Coach can be serviced at almost any truck stop, whereas a conventional motorhome generally needs a motorhome mechanic. In addition, a Kingsley Coach carries reserve tanks that hold up to a full week's supply of power and water, and is equipped with our proprietary gray water system that extends the water supply significantly. So a Kingsley Coach can cover much more ground between RV stops than a conventional motorhome.

     - The Kingsley Coach looks like a truck, but is as user-friendly as a sedan. It features automatic transmission, cruise control, and a rear-view, back-up camera.

     - Our proprietary technology makes the possible uses of a Kingsley Coach almost limitless. For example, our loading lift (patent pending) enables the owner to carry any manner of cargo in the rear compartment - be it motorcycles, snowmobiles, or ATVs.

     Recreational Vehicles

     We have been selling the Kingsley Coach as a recreational vehicle since 1996. Until 2004, however, we custom-made all of our vehicles, sometimes using the customer's own truck. Early in 2004 we introduced our "Kruiser" model, which is a fully-standardized vehicle produced in assembly-line fashion
at our facility in Minnesota.   Because of the standardization, we are able to
purchase components for the Kruiser in bulk, thereby reducing materials cost substantially. In addition, the production of a Kruiser requires approximately 25% of the man-hours we devote to manufacturing a customized Camelot model, permitting us far greater flexibility in pricing.

     Our line of recreational vehicles today consists of the following Camelot (custom) models and the Kruiser:

     Camelot Excalibur - 40' Model. This coach, offering 300 square feet of living space fully expanded, is our base model in the Camelot line. It includes all of the features noted above plus a luxury, functionally designed interior, and is designed to compete effectively with the mid-range 40' RV models.

     Camelot SURV - 40' Model. The SURV allows the owner the luxury standards of the Excalibur, with the added convenience of a rear utility garage. The rear garage, measuring 17' by 8', offers over 140 square feet of utility space, with a rear-attached metal (roll-up or ramp) door for easy access. A drop-down bed is mounted to the wall, for use when the owner doesn't need the storage space. If the owner lifts the bed, however, he has room for motorcycles, hot-air balloon, snowmobile - even horses.

     Camelot Merlin - 45' Model.  The Merlin offers a full 360 square feet of
floor space.   It includes all of the features noted above plus a luxurious, functionally designed interior, and is designed to compete effectively with the mid-range 45' RV models.

     Camelot Lancelot - 34' Model. The Lancelot retains the overall luxury characteristic of the Camelot line. It is priced, however, to appeal to customers who desire a customized vehicle, but whose buying decisions are more price-sensitive or who are simply more comfortable in a less-imposing vehicle.

     Kruiser. The Kruiser incorporates all of the power, stability and comfort of our customized Camelot models in a vehicle adapted to assembly-line production. Customers are able to personalize their Kruisers through a choice of four interior designs and an array of paint options. However, because of the efficiencies build into our production of the Kruiser, we are able to offer it as a relatively low-cost vehicle that will appeal to a broad market, but a vehicle that should generate relatively high margins for Kingsley Coach

     Mobile Medical Vehicles

     The design characteristics of the Kingsley Coach make it suitable for use in a wide variety of specialized applications. Just as the stability of a Kingsley Coach allows it to carry passengers at high speed down a highway without any loss of equilibrium, so the design of a Kingsley Coach enables it to carry a CAT scanner through a city of potholed streets without losing its calibration. In the past three years, therefore, we have established our Medical Coach as a distinct and growing product line.

     The Kingsley Coach is now marketed as the platform that carries PET (Positron Emission Tomography) scanners manufactured by CPS Innovations and distributed by Hitachi Medical Systems America. To date we have delivered several of these units, each to a physician who uses the vehicle to provide scanning services at multiple locations. The demand for this product alone appears to be sufficient that it could fill our production capacity for several years. Should we chose to expand, however, we can readily produce a Kingsley Coach that can transport virtually any large mobile medical device, be it a Magnetic Resonance Imaging system, a Cardiac Catheterization lab, or a CT scanner. The ability of the Kingsley Coach to safely carry motion-sensitive equipment over all types of road conditions makes it an ideal platform for the mobile medical industry.

     Our Medical Coach incorporates many of the luxury features of our RV models: wood paneling, comfort seating in the waiting area, high-end stereo system, etc. The interior is appointed to provide the medical technician and his patients an environment that respects their dignity and reduces the stress of the medical event as much as possible. Behind the interior paneling, however, are walls of lead. And beneath the carpeted floor is an electric harness suited for the $2 million medical system that the coach carries. The entire 54,000 pound vehicle rides on a suspension specially designed to assure that neither highway speed nor city potholes jars the microscopic calibration of the scanner inside.

     Emergency Response Vehicles

     We have recently entered into a third market - emergency response vehicles. As governments throughout our country, in response to 9/11, implement upgrades to their emergency response programs, a market ideally suited to the Kingsley Coach is opening up. Vehicles in this market often sell for $600,000 and up, but the up-front capital commitment by the manufacturer is similarly large. For this reason, until we increase our capital resources considerably, our participation in this market will be limited.

     Our first contract for an emergency response vehicle was awarded in June 2004 by the Department of State Police of the State of Maryland. We are now manufacturing for the Department a Kingsley Mobile Command Center, designed to carry multiple communications systems safely into a disaster environment. The unit will incorporate highly sophisticated computers, electronics and state-of-the-art technology, including two 60' masts for satellite communications, permitting the operators of the Mobile Command Center to monitor and manage communications among federal, state and local emergency agencies and personnel. The unit is scheduled for delivery in June 2005. The contract price for the unit is $1,150,000.

     Specialized Applications

     The Kingsley Coach is suitable for use in a wide variety of specialized applications. By way of examples, we have already designed Kingsley Coaches for use by:

     - Sports Teams. Within a single Kingsley Coach, we can provide sleeping space for 27, as well as room for the athletes to sit and stretch their legs. The amenities of a Kingsley Coach provide a significant step up from the traditional bus for a traveling Arena Football team or a college soccer club, without a significant step up in price. To date, we have sold seven Kingsley Coaches outfitted for sports teams, including the Kingsley that we delivered in December 2004 for the Tulsa Talons of the Arena Football League. Currently we are building a Kingsley for the Bossier-Shreveport Mudbugs of the Central Hockey League. That vehicle will sleep 24 and provide a full range of amenities, including flip-down plasma screen televisions.

     - Snowbirds. Recently we built a Kingsley Coach that combines a passenger compartment with an auto carrier. Our customer intends to market the vehicle as an alternative to the "Autotrain" that Amtrak runs between Washington D.C. and Florida. Up to thirteen passengers will travel in the Kingsley Coach while their cars (up to six) will be hauled in the rear portion of the vehicle.

     Proprietary Technology

     The quality of our vehicles depends, for the most part, on the know-how accumulated by our staff during many years of experience in vehicle manufacturing. We do, however, incorporate in our vehicles certain patented or proprietary technology that enhances the uniqueness of our Kingsley Coach.

     We have filed a patent application covering the electronic mechanism that enables the garage/storage compartment in the rear of our vehicle to be easily lowered and raised. This represents a significant improvement over the inclined ramps commonly used, as loading at ground level is easier. In addition, the new mechanism permits loading to be accomplished in a smaller area than the ramp, which generally requires clearance in back of the vehicle.

     We also have an exclusive license to use the technology involved in manufacturing our combined passenger vehicle/auto carrier. The owner of that technology has filed a patent application covering some of that technology.

     One of the more important items of proprietary technology that we incorporate into our recreational vehicles is a system through which gray water from the showers, sinks and washer in a recreational vehicle can be used for the toilet function. This system reduces the demand for fresh water in the vehicle, making the storage systems more efficient.

     Production

     The production of a Kingsley Coach is conceptually simple:

     * We contract for a truck chassis, made to order;
     * We obtain a body, made to our specifications;
     * We fabricate a heavy-duty lower section for storage and stability;
     * We buy some miscellaneous off-the-shelf components (generators, tanks, inverters, and the like); and
     * We bolt and weld it all together.

     The bodies for our RVs are manufactured by Thor America, one of America's leading producers of Rvs. In addition, we have recently begun to use a second source for RV bodies, and that relationship could be expanded. With this combination of sources, we do not expect to experience any difficulty in obtaining the RV bodies we need on schedule.

     The bodies for our Medical Coaches require a specialist in lead fabrication to prepare the walls. We have located a number of fabricators capable of performing this service, and have experienced no problem in obtaining these bodies.

     Sales and Marketing

     To date, the Kingsley Coach has been marketed mostly by word of mouth, supplemented by occasional print ads in trucking and RV magazines. A prime component of our promotional program are our appearances at RV shows and upscale sporting events. These appearances are targeted to gain Kingsley Coach brand recognition among financially successful Baby Boomers. Without the capital necessary to ramp up production, however, a more aggressive marketing campaign would be counterproductive. Nevertheless, the feedback we receive from our appearances indicates that there is a substantial market available for our product.

     The Kingsley Coach is sold directly and through a dealer network. To date, we have appointed dealers in Texas and eastern Florida. As our production capabilities become sufficient to service added demand, we will expand our network incrementally until it reaches nationwide.

     No single customer accounted for more than 10% of the Company's sales during the years ended June 30, 2004, 2003 or 2002.

     Backlog

     On May 31, 2005 the Company's backlog was 11 units, representing $3,834,349 in potential sales. On May 31, 2004, the backlog was 11 units ($2,481,000 in potential sales). The increase in the dollar value of backlog reflects our efforts to increase the per unit prices for our vehicles.

     Competition

     The Class A Motorhome segment of the RV industry is dominated by five
manufacturers, who account for over   of annual domestic sales: Fleetwood,
Winnebago, Coachman, Monaco, and Thor. These competitors have two major advantages over The Kingsley Coach: name recognition and capital resources. The Kingsley Coach will attempt to compete with these established companies primarily on the basis of the unique advantages of a truck chassis: strength, serviceability, and safety.

     Research and Development

     Until July of 2000, we were still developing our vehicles. Accordingly, research and development until that time represented nearly 30% of sales.
From the 2001 fiscal year through 2003 we were marketing the products previously developed. Accordingly, our research and development expense was reduced to $123,400 during the year ended June 30, 2003 and $92,500 during the year ended June 30, 2002. During fiscal 2004, as we developed the Kruiser, our research and development expense increased again to $204,000.

     Employees

     We currently employ 42 individuals, 41 of whom are employed on a full-time basis . 7 are employed in administrative positions, 2 in sales and marketing positions, and 33 in production. None of our employees are members of a union. We believe that our relations with our employees are good.

     Properties

     Our executive offices and production facilities are located in a 29,000 square foot facility in Zimmerman, Minnesota. We pay a monthly rental of $3,500. We rent the premises on an at-will month-to-month basis.

     We also lease a 10,000 square foot facility in Middleburg, Pennsylvania, near the Thor America manufacturing plant. The lease is on a month-to-month basis. We pay a monthly rental of $1,900 plus reimbursement of heat and light. The Pennsylvania facility is primarily dedicated to finishing bodies, although we have the capability of completing an entire RV there, if we exceed capacity in Zimmerman.

                                 MANAGEMENT

     The officers and directors of the Company are:

                                                           Director
      Name               Age   Position with the Company    Since
     -----------------------------------------------------------------
     John Merkent        48    Chairman (CEO, CFO),
                                President, Director          2005
     Edward Kelly        48    Chief of Operations,          2005
     Jerome Carlson      33    Chief of Production, Director 2005
     Ralph Dickenson     64    Director                      1998
     Catherine Rimes     43    Director                      1998

     John Merkent. Mr. Merkent has been involved in the business of Kingsley Coach since December 2003, first as a management consultant and subsequently as Director of Corporate Development. From 2002 to 2003 Mr. Merkent was self-employed as a management and financial consultant to small public companies. From 1999 to 2002 Mr. Merkent was a Principal of Glen Michael Financial, a registered securities broker-dealer.

     Edward Kelly. Mr. Kelly has been working with Kingsley Coach as an operations consultant since the Fall of 2004. From 2003 until May 11, 2005, when he joined Kingsley Coach as Chief of Operations, Mr. Kelly was self-employed as a consultant regarding civil engineering, software and information systems. For the four years prior to 2003 Mr. Kelly was a full-time student.

     Jerome Carlson. Mr. Carlson has been employed as an engineer with Kingsley Coach for over five years. Mr. Carlson is the nephew of Ralph Dickenson and cousin of Catherine Dickenson, who are members of the Kingsley Coach Board of Directors.

     Ralph Dickenson. Mr. Dickenson founded Kingsley Coach in 1996 and served as its Chairman from 1996 until May 11, 2005. Except for the period from March of 2000 until March of 2001, Mr. Dickenson also served as our Chief Executive Officer. Mr. Dickenson is the father of Catherine Rimes and uncle of Jerome Carlson, who are members of the Board of Directors.

     Catherine Dickenson. Ms. Dickenson has been employed by Kingsley Coach as an administrator on a part-time basis since 2004. Since 1998 Ms. Dickenson has been self-employed as a horse rancher. From 1994 to 1997, Ms. Rimes served as President of Brake Alert, Inc., which was engaged in the business of
manufacturing and marketing parts for transportation equipment.    Ms.
Dickenson is the daughter of Ralph Dickenson and cousin of Jerome Carlson, who are members of the Board of Directors.

     Audit Committee

     The Board of Directors does not have an audit committee financial expert. The Board of Directors has not been able to recruit an audit committee financial expert to join the Board of Directors because the Company has only recently achieved a sufficient degree of financial stability to make service on its Board attractive.

     Code of Ethics

     The Company does not have a written code of ethics applicable to its executive officers. The Board of Directors has not adopted a written code of ethics because there are so few members of management.

Executive Compensation

     The following table sets forth all compensation awarded to, earned by, or paid by the Company to Ralph Dickenson for services rendered in all capacities to the Company during the years ended June 30, 2004, 2003 and 2002. Mr. Dickenson was our Chief Executive Officer during those years and until May 11, 2005. There were no executive officers whose total salary and bonus for the fiscal year ended June 30, 2004 exceeded $100,000.

                                                 Long-Term
                         Compensation           Compensation
                         Year Salary         Stock Options Granted
                         ------------------------------------------
     Ralph Dickenson     2004 $26,500                 -
                         2003 $18,124                 -
                         2002 $18,000                 -


     Employment Agreements

     Kingsley Coach has an employment agreement dated May 11, 2005 with John Merkent, our Chief Executive Officer. The agreement provides that Mr. Merkent will serve as President for the two year term of the agreement. Kingsley Coach will pay Mr. Merkent a salary of $100,000 per year, except that Kingsley Coach will pay only one-half of the salary and will accrue the other half until it has reported net income for two consecutive quarters. Kingsley Coach also granted Mr. Merkent options to purchase 2,000,000 shares at $.20 per share, exercisable during the two years following their vesting dates: May 1, 2006 (1,000,000 shares) and May 1, 2007 (1,000,000 shares).

     All of our other employment arrangements with our executives are on an at will basis.

     Equity Grants

     In October of 2000, the Board of Directors issued to each of its members a five year option to purchase 75,000 shares of the Company's common stock. The option is exercisable at an average price of $.95 per share. The market price on the date of grant was $.56.

     The following tables set forth certain information regarding the stock options acquired by the Company's Chief Executive Officer during the year ended June 30, 2004 and those options held by him on June 30, 2004.

     Option Grants in the Last Fiscal Year


                        Percnet                              Potential
                        of total                             realizable
          Number of     options                              value at assumed
          securities    granted to                           annual rates of
          underlying    employees    Exercise                appreciation of
          option        in fiscal    Price       Expiration  for option term
Name      granted       year         ($/share)   Date           5%    10%
-------------------------------------------------------------------------------
R. Dickenson   0        N.A.         N.A.        N.A.           0      0


      Aggregated Fiscal Year-End Option Values

           Number of securities underlying  Value of unexercised in-the-money
           unexercised options at fiscal    options at fiscal year-end ($)
Name       year-end (#) (All exercisable)           (All exercisable)
------------------------------------------------------------------------------
Ralph Dickenson           75,000                            0

Certain Relationships and Related Transactions

     In the Spring of 2002, Jeannie Michels, the Company's corporate Secretary, loaned $235,000 to the Company to use for working capital. The Company agreed to pay $7,000 per month to satisfy the loan, including interest at 5.25%. The loan was fully satisfied during the quarter ended March 31, 2005.

     On April 20, 2005 Kingsley Coach entered into a Management
Reorganization Agreement with Ralph Dickenson, Jeannie Michels, DRK, Inc. and John Merkent. Ralph Dickenson and Jeannie Michels were, at that time,

Kingsley Coach's President and Secretary, respectively. DRK, Inc. is owned by Catherine Dickenson and George Carlson, who were members of the Board of Directors at that time. The agreement contained the following terms:

     - Mr. Merkent would be elected to the position of Chief Executive Officer of Kingsley Coach.
     -  DRK sold to Mr. Merkent
        1,000,000 shares of Class B Common Stock and 1,000,000 common shares for a price of $200,000.
     - Kingsley Coach agreed to employ the following individuals during the two years following the agreement at salaries ranging from $26,500 to $56,000 per year: Ralph
        Dickenson, Jeannie Michels, Dick Whitney, Catherine Dickenson, Jerry Carlson and George Carlson.
     - DRK agreed to transfer 250,000 Kingsley Coach common shares to each of the following: Jerry Carlson, Ed
        Kelly, Catherine Dickenson and George Carlson.
     - Kingsley Coach agreed to issue 250,000 shares to each of the following if s/he remained employed by Kingsley Coach on the first anniversary of the agreement: Jerry Carlson, Ed Kelly, Catherine Dickenson, and George Carlson.
     - Kingsley Coach agreed to provide Ralph Dickenson use of a Kingsley Coach during the two years following the agreement, and to reimburse his fuel and insurance costs.
     - Kingsley Coach agreed to pay Jeannie Michels $1,000 per month for two years as reimbursement for the cost of her residence in Middleburg, PA.
     - Ralph Dickenson and Jeannie Michels agreed that they would not compete with Kingsley Coach for four years after the date of the agreement.

     The Management Services Agreement was implemented on May 11, 2005, on which date Mr. Dickenson resigned from his position as Chief Executive Officer, and Mr. Merkent assumed that position.

Limitation of Liability and Indemnification

     Our bylaws, as well as Delaware corporation law, provides that our directors and officers may be indemnified by us, at the discretion of our Board of Directors, against liabilities arising from their service as directors and officers. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                           PRINCIPAL SHAREHOLDERS

     The following table sets forth information known to us with respect to the beneficial ownership of our voting stock as of the date of this prospectus by the following:

     * each shareholder known by us to own beneficially more than 5% of either class of our voting stock;

     *  John Merkent;

     *  each of our directors; and

     *  all directors and executive officers as a group.

     There are 34,434,572 shares of our common stock outstanding on the date of this prospectus. There are also 1,000,000 shares of our Class B Common Stock outstanding, each of which is entitled to 20 votes at any meeting of shareholders. Except as otherwise indicated, we believe that the beneficial owners of the voting stock listed below have sole voting power and investment power with respect to their shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

     In computing the number of shares beneficially owned by a person and the percent ownership of that person, we include shares of voting stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days. We do not, however, include these "issuable" shares in the outstanding shares when we compute the percent ownership of any other person.
                                                                     Aggregate
                          Amount of                                  Percent
Name and Address of       Beneficial Ownership     Percent of Class  of Voting
Beneficial Owner(1)       Common   Class B Common  Common  Class B   Power
------------------------------------------------------------------------------
John Merkent              2,090,000(2)  1,000,000   6.1%    100%      40.6%
Ed Kelly                    350,000             -   1.0%      -        0.6%
Ralph Dickenson              75,000(3)          -   0.2%      -        0.1%
Catherine Dickenson         575,000(3)          -   1.7%      -        1.0%
Jerry Carlson               350,000             -   1.0%      -        0.6%

All officers and directors
as a group (5 persons)    3,440,000     1,000,000  10.0%    100%      43.1%

Matco, Incorporated       5,000,000             -  14.5%       -       9.2%
4602 230th Court, NW
St. Francis, MN 55070

Longview Fund, LP(4)      5,200,000(5)          -  13.1%       -       8.7%
600 Montgomery St.
San Francisco, CA 94111

Christine Little          2,000,000             -   5.8%       -       3.7%
281 Smith Road
Shirley, NY 11967

Kingdom Come, LLC         1,900,000             -   5.5%       -       3.5%
69 Ironia Road
Mendham, NJ 07945'

Christopher Benz          1,770,000             -   5.1%       -       3.3%
29 Beacon Hill Drive
Chester, NJ 07930

______________________________

(1) The address of each shareholder, unless otherwise noted, is c/o The Kingsley Coach, Inc., 25820 7th St. W, Zimmerman, MN 55398.
(2) Does not include options held by Mr. Merkent to purchase 2,000,000 shares, which have not yet vested.
(3)  Includes (a) presently-exercisable option to purchase 75,000 shares, and
     (b) 100,000 shares owned by DRK, Inc., of which Ms. Dickenson is a director.
(4) Peter Benz, as Chairman and Managing Member of the General Partner of Longview Fund, LP, is the only individual with voting or investment control of the Fund.
(5) Represents 4,000,000 shares issuable upon conversion of the Convertible Note held by Longview Fund and 1,200,000 shares issuable upon exercise of the Warrant held by Longview Funds. The terms of those instruments limit conversion and exercise to 9.99% of the Company's outstanding shares. Accordingly, at the present the maximum number of shares that could be acquired and held by Longview Fund would be 3,783,598 shares.
(6) Lucinda Wei, Manager of Kingdom Come, LLC, is the only individual with voting or investment control of that entity.

Equity Compensation Plan Information

     The information set forth in the table below regarding equity compensation plans (which include individual compensation arrangements) was determined as of June 30, 2004.

                           Number of         Weighted          Number of
                           securities to     average           securities
                           be issued upon    exercise price    remaining
                           exercise of       of outstanding    available for
                           outstanding       options,          future issuance
                           options,          warrants          under equity
                           warrants and      and               compensation
                           rights            rights            plans
------------------------------------------------------------------------------
Equity compensation plans
approved by security
holders..........                  0                --            0

Equity compensation plans
not approved by security
holders*.........                  0                --      347,000
                              ------            ------      -------

Total..............                0                --      347,000
                              ======            ======      =======

* Our Board of Directors has adopted two equity compensation plans without shareholder approval under which shares remain available for issuance. The 2003 Equity Incentive Plan, under which 250,000 shares remain available for issuance, permits the Board to award to employees, directors or consultants (other than consultants whose services to Kingsley Coach are related to capital-raising transactions) stock, restricted stock, stock options or performance shares. The 2003 Key Personnel Stock Grant Plan, under which 97,000 shares remain available for issuance, permits the Board to grant shares of common stock to employees, directors or consultants.

                             SELLING SHAREHOLDERS

     The table below lists the selling shareholders and other information regarding the beneficial ownership of our common stock by each of the selling shareholders. None of the selling shareholders owns any of our shares other than the shares they are offering by means of this prospectus. As each selling shareholder acquires and/or resells shares of common stock, we will file prospectus supplements as necessary to update the number of shares of common stock that each selling shareholder intends to sell, reflecting prior resales.

                                 Shares Owned Prior
Name                             To the Offering         Shares Offered
----------------------------------------------------------------------------
Longview Fund LP                      5,200,000(1)             5,200,000
Barbara Mittman                          86,666(2)                86,666
Longview Equity Fund LP               1,125,000(3)             1,125,000
Longview International Equity Fund LP   375,000(2)               375,000
Kingdom Come, LLC                     1,900,000                1,900,000
Dr. Blaise Wolfrum                    1,454,918(4)(5)          1,454,918
Doug Thompson                            40,983(4)                40,983
PSK Investment Group Inc.               115,385(6)               115,385
Garron Y. Frantzen                      200,000                  200,000
Robert C. Groves                        492,000(7)               492,000
                                      ---------                ---------
                                      9,739,952                9,739,952
_____________________________
                                    -33-
<PAGE

(1) The Longview Fund may obtain 4,000,000 shares on conversion of the 8% Convertible Note held by it (convertible at $.15 per share) and may obtain 1,200,000 shares by exercising the Warrants held by it (half of which are exercisable at $.20 and half at $.15 per share).
(2) Ms. Mittman may obtain 66,666 shares on conversion of the 8% Convertible Note held by her and may purchase 20,000 shares on exercise of the Warrants held by her.
(3) These are shares of common stock that may be obtained by Longview Equity Fund LP or Longview International Equity Fund LP by exercising Warrants held by them (exercisable at $.15 per share).
(4) Includes 204,918 shares of common stock that may be obtained by Dr. Wolfrum and 40,983 shares that may be obtained by Mr. Thompson if the principal amount of their 10% Convertible Debentures is converted into common stock (convertible at $.239 per share). They may convert their Debentures at any time, and the Debentures will automatically convert if the market price of Kingsley Coach common stock exceeds $.589 for five days.
(5) Includes 1,250,000 shares that may be issued to Dr. Wolfrum under the terms of the 10% Convertible Debenture held by him. If the market price for Kingsley Coach common stock is $.08 or less for five consecutive trading days, Kingsley Coach must either issue the shares to Dr. Wolfrum or immediately pay to him the $50,000 principal amount of the Debenture plus accrued interest.
(6) These shares were issued as prepayment of interest on the 10% Promissory Note purchased by PSK Investment Group Inc.
(7) Kingsley Coach issued 100,000 shares to Mr. Groves in partial satisfaction of a debt. Other shares shown in this table were acquired by Mr. Groves upon conversion of the 8% Convertible Note (convertible at $.25 per share) that was issued by Kingsley Coach to Mr. Groves to complete the satisfaction of the debt.

     We are registering the shares for resale by the selling shareholders in accordance with registration rights granted to the selling shareholders in our subscription agreements with them. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel in connection with this offering. The selling shareholders will pay the fees and disbursements of their own counsel, as well as any underwriting discounts, selling commissions, and similar expenses relating to the sale of the shares.

Relationships with Kingsley Coach

     None of the Selling Shareholders has any relationship with Kingsley Coach other than as an investor, except as follows:

     Longview Fund LP in July 2004 purchased from Kingsley Coach an 8% Convertible Note due July 21, 2006 in the principal amount of $600,000 and a five year Warrant to purchase 1,200,000 common shares at $.20 per share (subsequently reduced to $.15 as to 600,000 shares). The purchase price was

$600,000. The subscription agreement provided that Kingsley Coach would pay from the proceeds $20,000 to an entity designated by Longview Fund LP for services in performing due diligence in connection with the transaction, and would issue to counsel for Longview Fund LP the securities owned by Barbara Mittman, as described below. The subscription agreement further provided that until July 2005 Longview Fund LP will have a right of first refusal to purchase any securities offered by Kingsley Coach other than in connection with a corporate reorganization.

     Barbara Mittman is a partner in Grushko & Mittman, P.C., the law firm that represented Longview Fund LP in connection with its acquisition of a Note and Warrant from Kingsley Coach in July 2004. Pursuant to the subscription agreement between Kingsley Coach and Longview Fund LP, Kingsley Coach issued to Barbara Mittman an 8% Convertible Note due July 21, 2006 in the principal amount of $10,000 and a five year Warrant to purchase 20,000 common shares at $.20 per share (subsequently reduced to $.15 as to 10,000 shares).

     Longview Equity Fund LP and Longview International Equity Fund LP in January 2005 purchased from Kingsley Coach 12% Secured Promissory Notes due October 21, 2005 in the principal amount of $500,000 and five year Warrants to purchase 1,500,000 common shares at $.15 per share. The purchase price was $480,000. The subscription agreement provided that Kingsley Coach would pay from the proceeds $10,000 to counsel for the Funds.

     Kingdom Come, LLC entered into a Consulting Agreement dated April 1,
2005 with Kingsley Coach. The agreement requires Kingdom Come, LLC to provide management, marketing and financial advice to the management of Kingsley Coach. The agreement also requires Kingdom Come, LLC to identify business opportunities for Kingsley Coach and to assist Kingsley Coach in implementing a marketing program. The agreement terminates on April 1, 2007. In consideration for its services, Kingsley Coach issued 1,900,000 common shares to Kingdom Come, LLC, and agreed to include those shares in this prospectus.

     Garron Y. Frantzen entered into a Settlement Agreement with Kingsley Coach and Ralph Dickenson in November 2003. The claim settled in the agreement arose because in 1998 Mr. Frantzen placed a deposit of $100,000 for the purchase of a Kingsley Coach. When Mr. Frantzen demanded repayment of his deposit, Ralph Dickenson personally gave Mr. Frantzen a promissory note in the amount of $100,000. The Settlement Agreement provided that Mr. Frantzen would release that liability in exchange for 200,000 shares of Kingsley Coach common stock. The agreement provided that in the event that Mr. Frantzen did not realize at least $109,711 from the sale of the shares prior to December 1, 2004, Kingsley Coach and/or Mr. Dickenson would pay him the shortfall. Mr. Frantzen realized only $23,532 from sale of the shares. So in February 2005 Kingsley Coach, Mr. Dickenson and Mr. Frantzen entered into a second Settlement Agreement pursuant to which Kingsley Coach agreed to issue an additional 200,000 shares to Mr. Frantzen. Pursuant to the second agreement, those shares have been included in this prospectus. The second agreement provides that in the event that Mr. Frantzen does not realize at least $86,179 from the sale of the shares prior to February 1, 2006, Kingsley Coach and/or Mr. Dickenson will pay him the shortfall. The Settlement Agreement also provides that Mr. Frantzen may, at his option, obtain shares of common stock in lieu of cash for the shortfall at a rate of $.25 per share.

     Robert C. Groves has provided marketing services for Kingsley Coach at times in the past, and was entitled to a commission in an undetermined amount. Mr. Groves had also given Kingsley Coach a deposit for the purchase of a Kingsley Coach, which was subsequently cancelled. In November 2003 these two obligations were settled by an agreement that required Kingsley Coach to issue 100,000 shares of common stock to Mr. Groves and an 8% Convertible Note in the principal amount of $98,000. The Note was due in November 2004 but has not been paid.

Plan of Distribution

     The selling shareholders may sell shares from time to time in public transactions, on or off the OTC Bulletin Board, or in private transactions, at prevailing market prices or at privately negotiated prices, including, but not limited to, one or more of the following types of transactions:

     - ordinary brokers' transactions;
     - transactions involving cross or block trades purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;
     - "at the market" to or through market makers or into an existing market for our common stock;
     - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
     - through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);
     - in privately negotiated transactions; or to cover short sales.

     In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales. The selling shareholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling shareholders may also sell shares short and deliver the shares to close out the short position. The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealers of the shares, which the broker-dealer may resell using this prospectus. The selling shareholders may also pledge the shares to a broker-dealer and, upon a default, the broker or dealer may effect sales of the pledged shares using this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts, or concessions from selling shareholders in amounts to be negotiated in connection with the sale. The selling shareholders and any participating brokers or dealers will be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting compensation.

     Information as to whether underwriters whom the selling shareholders may select, or any broker-dealer, is acting as principal or agent for the selling shareholders, the compensation to be received by underwriters that the selling shareholders may select or by any broker or dealer acting as principal or agent for the selling shareholders, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in the prospectus contained in a post-effective amendment to the registration statement that contains this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including an amended prospectus, if any, to any person who purchases any of the shares from or through such broker or dealer.

     We have advised the selling shareholders that, during any time when they are engaged in a distribution of the shares, they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

     We will not receive any of the proceeds from the selling shareholders' sale of their common stock.

                                LEGAL MATTERS

     The validity of the common stock which the ten shareholders are selling by means of this prospectus has been passed upon by our counsel, Robert Brantl, Esq., 322 Fourth Street, Brooklyn, New York 11215. Mr. Brantl owns 245,000 shares of our common stock, 170,000 of which he received in compensation for prior services and 75,000 of which he purchased.

                                  EXPERTS

     The financial statements included in this prospectus and in the registration statement have been audited by Mantyla McReynolds, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                          ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits and schedules, under the Securities Act with respect to the shares to be sold in the offering. This prospectus does not contain all the information set forth in the registration statement. In particular, the statements in this prospectus regarding the contents of contracts, agreements or other documents are not necessarily complete. You can find further information about us in the registration statement and the exhibits and schedules attached to the registration statement. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Commission, which may assist you in understanding our company.

     You may read and copy the registration statement or any reports, statements or other information that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Commission filings, including the registration statement, are also available to you on the Commission's Web site at http://WWW.SEC.GOV.

     We do not currently send annual reports to our shareholders, due to the expense involved. Until our resources permit, we do not expect to send annual reports unless we are soliciting proxies for an annual meeting of shareholders. You may, however, obtain a copy of our annual or our quarterly report to the Commission by writing to us at our executive offices.

                      INDEX TO FINANCIAL STATEMENTS

 I.  Audited Financial Statements for the Years Ended June 30, 2004 and 2003

                                                                Pages

Report of Independent Registered Public Accounting Firm          F-1

Balance Sheet                                                    F-2

Statements of Operations                                         F-4

Statements of Stockholders' Deficit                              F-5

Statements of Cash Flows                                         F-6

Notes to Financial Statements                                    F-7

II. Unaudited Financial Statements for the Nine Months Ended March 31, 2005 and 2004
                                                                Pages

Balance Sheet                                                   F-22

Statements of Operations                                        F-24

Statements of Cash Flows                                        F-25

Notes to Financial Statements                                   F-26

          Report of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
The Kingsley Coach, Inc.


We have audited the accompanying balance sheet of The Kingsley Coach, Inc., as of June 30, 2004, and the related statements of operations, stockholders' deficit, and cash flows for the years ended June 30, 2004 and 2003. These financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Kingsley Coach, Inc. as of June 30, 2004, and the results of operations and cash flows for the years ended June 30, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has accumulated losses since inception, has experienced a decline in revenue and has negative working capital which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                        Mantyla McReynolds
Salt Lake City, Utah

September 24, 2004, except for
  Note 4, 7, 10, and 18 as to which
  the date is May 25, 2005

                                                                F-1


                          The Kingsley Coach, Inc.
                                Balance Sheet
                                June 30, 2004


     ASSETS
Current Assets:
 Cash                                     $    45,255
 Accounts receivable (trade)                   39,014
 Accounts receivable (related party)          276,380
 Inventory - Note 11                          521,584
                                           ----------
 Total Current Assets                         882,233

Property & Intangibles, net - Note 8          466,559
Demonstrator unit held for sale - Note 8      187,310

Other Assets:
 Prepaid expense - Note 13                    260,000
 Deposits                                       3,650
                                           ----------
 Total Other Assets                           263,650

 TOTAL ASSETS                             $ 1,799,752
                                            =========



            See accompanying notes to financial statements
                                                                F-2


                          The Kingsley Coach, Inc.
                         Balance Sheet [continued]
                               June 30, 2004

     LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
 Accounts payable                         $   320,450
 Accrued liabilities                          261,629
 Customer deposits - Note 5                 1,074,374
 Note payable - inventory - Note 15             9,469
 Unearned revenue - Note 14                   269,000
 Current portion long-term debt - Note 10     456,577
                                           ----------
 Total Current Liabilities                  2,391,499

Long-Term Liabilities:
 Notes payable - Note 10                    1,132,599
 Note payable -shareholder - Note 4            58,331
 Less current portion long-term debt         (456,577)
                                           ----------
 Total Long-Term Liabilities                  734,353
                                           ----------
 Total Liabilities                          3,125,852

Stockholders' Deficit - Notes 6,
 7, 13, 16 & 17
 Preferred stock, $.0001 par value;
  authorized 5,000,000 shares;
  issued and outstanding -0- shares                 0
 Common stock, $.00001 par value;
  authorized 100,000,000 shares;
  issued and outstanding 30,536,072               305
 Common Stock, $.00001 par value class B            0
 Treasury Stock, 200,000 common shares        (14,000)
 Additional paid-in capital                 4,313,789
 Accumulated Deficit                       (5,626,194)
                                           ----------
 Total Stockholders' Deficit               (1,326,100)
                                           ----------
 TOTAL LIABILITIES AND STOCKHOLDERS'
  DEFICIT                                 $ 1,799,752
                                           ==========


              See accompanying notes to financial statements
                                                                F-3
                          The Kingsley Coach, Inc.
                          Statements of Operations
                For the years ended June 30, 2004 and 2003

Revenues:                                    2004                2003
                                         -------------      -------------
Sales                                    $  3,606,392       $  3,768,619
Cost of Sales                              (2,913,603)        (3,175,665)
                                           ----------         ----------
Gross Margin                                  692,789            592,954

General and administrative expenses         1,665,614          1,401,102
Research and development                      204,000            123,400
                                           ----------         ----------
Net Income/(Loss) from Operations          (1,176,825)          (931,548)

Other Income/(Expense):
 Other income                                   3,947                776
 Interest expense                             (50,725)           (54,954)
                                           ----------         ----------
 Total Other Income/(Expense)                 (46,778)           (54,178)

Net Income/(Loss) Before Taxes             (1,223,603)          (985,726)

Income taxes                                        0                  0
                                           ----------         ----------
Net Income/(Loss)                         $(1,223,603)       $  (985,726)
                                           ==========         ==========
Income/(Loss) Per Share basic and
  diluted                                 $     (0.06)       $     (0.06)
                                           ==========         ==========

Weighted Average Shares Outstanding        21,480,337         16,853,822
                                           ==========         ==========


              See accompanying notes to financial statements.

                                                               F-4
                           The Kingsley Coach, Inc.
                     Statements of Stockholders' Deficit
                For the years ended June 30, 2004 and 2003

                                                     Additional  Total
              Shares     Common  Treasury  Paid-in   Accumulated Stockholders'
              Issued     Stock   Stock     Capital   Deficit     Deficit
-------------------------------------------------------------------------------
Balance, June
 30, 2002     16,464,071 $ 164  $(14,000) $2,762,095 $(3,416,865) $  (668,606)

Issued shares
 for cash at
 $.05 per
 share           220,001     2         -       9,998           -       10,000
Issued shares
 for services
 at average of
 $.15 per share  650,000     7         -      97,493           -       97,500
Issued shares
 for sales
 commission at
 $.11 per share   50,000     1         -       5,499           -        5,500
Shares cancelled
 during year      (1,000)    0         -           -           -            -
Net loss for the
 twelve months
 ended June 30,
 2003                  -               -           -    (985,726)    (985,726)
              ---------------------------------------------------------------
Balance, June
 30, 2003     17,383,072   174   (14,000)  2,875,085  (4,402,591)  (1,541,332)

Issued shares
 for services
 at $.10 per
 share         2,603,000    26         -     260,274           -      260,300
Issued shares
 to settle
 debt at $.10
 per share        30,000     -         -       3,000           -        3,000

Issued shares
 to settle debt
 at par          300,000     3         -           -           -            3

Adjustment to
 paid in
 capital to
 settle debt
 at $.12               -     -         -      23,532           -       23,532

Issued shares
 for service
 contracts at
 $.10 per
 share         3,000,000    30         -     299,970           -      300,000
Issued shares
 for cash at
 $.10 per
 share         3,120,000    31         -     311,969           -      312,000
Issued shares
 for cash at
 $0.15 per
 share           500,000     5         -      74,995           -       75,000
Issued shares
 for exercised
 options at
 $.12 and $.15
 per share     3,000,000    30         -     404,970           -      405,000
Issued shares
 for marketing
 contract at
 $.10 per share  600,000     6         -      59,994           -       60,000
Net loss for
 the twelve
 months ended
 June 30, 2004         -               -           -  (1,223,603)  (1,223,603)
              ---------------------------------------------------------------
Balance, June
 30, 2004     30,536,072  $305  $(14,000) $4,313,789 $(5,626,194) $(1,326,100)
              ===============================================================



                See accompanying notes to financial statements.
                                                                F-5
                           The Kingsley Coach, Inc.
                           Statements of Cash Flows
                  For the years ended June 30, 2004 and 2003


                                              2004            2003
                                          ------------    ------------
Cash Flows Provided by/(Used for)
 Operating Activities

Net Income/(Loss)                        $(1,223,603)    $  (985,726)

Adjustments to reconcile net
 income to net cash provided by
 operating activities:
 Depreciation and amortization                86,884         163,932
 Impairment of long-lived assets              14,164               0
 Provision for doubtful accounts              20,064          16,190
 Issued stock for services/expenses          393,300         103,000
 Received treasury stock as contract refund        0               0
 Decrease (increase) in prepaid expenses     130,293          49,517
 Decrease (increase) in accounts receivable (320,894)        (10,388)
 Decrease (increase) in inventory             25,723          54,646
 Increase (decrease)in accounts payable     (692,140)        755,658
 Increase in other current liabilities      (196,594)        326,582
 Increase (decrease)in customer deposits     517,242        (411,570)
                                          ----------      ----------
 Net Cash Provided by/(used for)
  Operating Activities                    (1,245,561)         61,841

Cash Flows Provided by/(Used for)
 Investing Activities
 Acquisition of property and equipment       (47,154)              0
 Proceeds from sale of demo                        0         118,687
                                          ----------      ----------
 Net Cash Used for Investing Activities      (47,154)        118,687

Cash Flows Provided by/(Used for)
 Financing Activities
  Issued stock for cash                      785,535          10,000
  Principal increase (decrease) on
   notes payable                             790,915         224,000
  Principal payments/reductions             (238,480)       (499,259)
                                          ----------      ----------
 Net Cash Provided by (Used for)
  Financing Activities                     1,337,970        (265,259)

Net Increase/(Decrease) in Cash               45,255         (84,731)
Beginning Cash Balance                             0          84,731
                                          ----------      ----------
Ending Cash Balance                      $    45,255     $         0
                                          ==========      ==========

Supplemental Disclosures
 Interest paid                           $    50,725     $    52,358
 Income taxes paid                                 0               0
 Stock issued for assets                     260,000               0


            See accompanying notes to financial statements.

                                                               F-6
                            The Kingsley Coach, Inc.
                        Notes to Financial Statements
                                June 30, 2004


Note 1   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  Organization

     The Kingsley Coach, Inc., ("Company"), a Delaware corporation, is a manufacturer of customized luxury recreational and commercial vehicles known as The Kingsley Coach. The Company's manufacturing takes place in Middleburg, Pennsylvania and in Ramsey, Minnesota. Marketing, through trade magazine or via the Internet, is not limited to any specific geographic location.

     The financial statements of the Company have been prepared in accordance with U. S. generally accepted accounting principles. The following summarizes the more significant of such policies:

     (b)  Income Taxes

     The Company applies the provisions of Statement of Financial Accounting Standards No. 109 [the Statement], "Accounting for Income Taxes." The Statement requires an asset and liability approach for financial accounting and reporting for income taxes, and the recognition of deferred tax assets and liabilities for the temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

     (c)  Net Income or Loss Per Common Share

     Net loss or income per common share is based on the weighted-average number of shares outstanding. In accordance with Financial Accounting Standards No. 128, "Earnings Per Share," basic loss per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share is computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period using the treasury stock method. Because the Company incurred losses for the years ended June 30, 2004 and 2003, the effect of options totaling 1,245,588 equivalent shares for each year has been excluded from the loss per share computation since the impact would be antidilutive.

     (d)  Statement of Cash Flows

     For purposes of the statements of cash flows, the Company considers cash on deposit in banks to be cash. The Company had a cash balance of $45,255 at June 30, 2004.

     (e)  Use of Estimates in Preparation of Financial Statements

     The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (f)  Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided using the straight-line and the declining balance method over the
     useful lives of the related assets.   Expenditures for maintenance and
     repairs are charged to expense as incurred.
                                                                F-7

Note 1   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         [continued]

     (g)  Inventory

     Inventory consists of parts, work-in-process, and finished units. Inventory is valued at the lower of cost or market using the first-in first-out (FIFO) costing method.

     (h)  Revenue recognition/accounts receivable/deferred revenue

     The Company recognizes revenues in accordance with the Securities and Exchange Commission Staff Accounting Bulletin (SAB) number 104, "Revenue Recognition." SAB 104 clarifies application of U. S. generally accepted accounting principles to revenue transactions. The Company recognizes revenue on vehicle sales upon delivery of the product to the customer. Any additional obligations related to the product, such as service agreements, are negotiated under a separate contract; revenue on these items is recognized over the period of service as commitments are satisfied. The Company records an account receivable for revenue earned but net yet collected. An allowance for bad debt has been provided based on estimated losses. For revenue received in advance of services, the Company records a current liability classified as either deferred revenue or customer deposits.

     (i)  Impairment of Long-Lived Assets

     The Company reviews long-lived assets, at least annually, to determine if impairment has occurred and whether the economic benefit of the asset (fair value for assets to be used and fair value less disposal costs for assets to be disposed of) is expected to be less than the carrying value. Triggering events, which signal further analysis, consist of a significant decrease in the asset's market value, a substantial change in the use of an asset, a significant physical change in the asset, a significant change in the legal or business climate that could affect the asset, an accumulation of costs significantly in excess of the amount originally expected to acquire or construct the asset, or a history of losses that imply continued losses associated with assets used to generate revenue. The Company made an adjustment to a Demonstrator Kingsley for impairment in the amount of $14,164 through June 30, 2004.

     (j)  Recent Pronouncements

     In June 2002, SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued. SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before a liability has been incurred. The adoption of SFAS No. 146 did not materially impact the Company's consolidated results of operations, financial position, or cash flow.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of SFAS No. 148 did not materially impact the Company's results of operations, financial position, or cash flow.

     SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liability and Equity ("SFAS No. 150") was issued in May 2003. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liability and equity in its statement of financial position. SFAS No. 150 became effective for the Company for new or modified financial instruments beginning June 1, 2003, and for existing instruments beginning June 28, 2003. The adoption of SFAS No. 150 does not have a material impact on the Company's Consolidated Financial Statements.


                                                                F-8

Note 1   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         [continued]

     In November 2002, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standards Board Interpretation No. ("FIN") 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which requires the guarantor to recognize as a liability the fair value of the obligation at the inception of the guarantee. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. Management believes the Company has no guarantees that are required to be disclosed in the financial statements. The recognition provisions are to be applied on a prospective basis to guarantees issued after December 31, 2002. The adoption of the recognition provisions of FIN 45 did not have a material impact on the Company's financial statements.

     In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin ("ARB") No. 51. FIN No. 46, as revised in December 2003, addresses consolidation by business enterprises of variable interest entities. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. FIN No. 46 applies in the first year or interim period ending after December 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN No. 46 did not have a material impact on the Company's financial statements.

     (k) Research and Development

     The Company believes continual investment in research and development is critical to facilitate innovation of new and improved products and technologies. Research and development costs are expensed as incurred.

Note 2   LIQUIDITY

     The Company has accumulated losses through June 30, 2004 amounting to $5,626,194, and has a net working capital deficiency of $1,509,266 at June 30, 2004. These factors raise substantial doubt about the Company's ability to continue as a going concern.

     Management believes that it has improved its productivity since June 30, 2002. Further, the Company believes that standard product design and methods and expanded product resources will permit increased productivity in future years. The Company has also expanded its management team and staff in order to improve efficiencies in the various areas of operations.

     The Company has been able to raise money from an institutional investor and has issued a warrant for shares of common stock in order to raise additional money. Further, the Company has begun successfully pricing new Kingsley orders at an increased gross profit margin and has arranged for outside customer financing. Management plans may include additional issuances of shares of common stock for production capital. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 3   INCOME TAXES

     No provision has been made in the financial statements for income taxes because the Company has accumulated substantial losses from operations in prior years, against which it intends to offset future earnings.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax asset at June 30, 2004 have no impact on the financial position of the Company. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Because of the lack of taxable earnings history, the Company has established a valuation allowance for all future deductible temporary differences.

                                                                F-9
Note 3   INCOME TAXES [continued]

     Deferred tax assets             Balance         Tax       Rate
     --------------------------------------------------------------
     Loss carryforward (expires
      through 2024)                  $4,406,281   $1,498,136     34%
     Valuation allowance                         ($1,498,136)
                                                  ----------
     Deferred tax asset                           $        0
                                                  ==========


     The valuation allowance has increased $301,375 from $1,196,761 in the prior year.


Note 4   RELATED PARTY TRANSACTIONS/STOCKHOLDER  LOANS

     During the year ended June 30, 2002, an officer of the Company obtained a loan on behalf of the Company of $235,000. $50,000 of the loan was used to satisfy a pre-existing related party loan of the Company. The remaining $185,000 was used as operating capital. The loan agreement provides for monthly payments to a bank of $7,000, including interest at 5.25% until paid in full. The balance due on this loan as of June 30, 2004 is $58,331.


Note 5   CUSTOMER DEPOSITS

     When a customer signs a contract to have the Company manufacture a Kingsley Coach ("Coach"), a deposit or down payment is required of the customer. The amount of deposit varies based on the terms of the contract. The Company treats these deposits as unearned revenue until the Coach is delivered to the customer. Generally, these deposits are refundable less any engineering charges incurred. At June 30, 2004, deposits had been collected on approximately eighteen Coaches in various stages of completion.

Note 6   PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes the issuance of 5,000,000 shares of $.0001 par value preferred stock. The Board of Directors may issue the shares in series and may designate the powers, preferences and rights of such shares by resolution, without the vote of stockholders. No shares are issued and outstanding as of June 30, 2004.
                                                                F-10

Note 7   ISSUANCE OF STOCK

     In November of 2002, the Company issued 160,000 shares to a consultant for services valued at $0.17 per share, or $27,200, which approximates fair market value. In March of 2003, 150,000 shares of common stock were issued to an individual at a market value of $0.18 per share for services to be performed over a period of six to eight months. 50,000 shares of common stock were issued to another consultant for services rendered in March, 2003, valued at market of $0.17 per share. In May of 2003, 290,000 shares of common stock were issued to a consultant for services valued at $0.12 per share.

     On January 30, 2003, 50,000 shares of common stock were issued to an individual as a commission on the sale of a Kingsley Coach. The issuance was recorded at the market value of $0.11 per share.

     In April 2003, 220,001 shares of common stock were issued to an investor at $0.10 per share. The Company received cash of $10,000 and anticipated a subscription receivable for the remaining $12,000. This receivable is still uncollected, and is not included on the balance sheet.

     During the year the Company cancelled 1,000 shares of common stock which were returned to the Company as part of a legal settlement with two individuals.

     In October 2003 the Company issued 623,000 shares of its common stock to employees and consultants in consideration of their services on behalf of the Company. The issuance of shares was recorded on the Company's books at the market value of the shares at $0.10 per share.

     In October 2003, the Company issued 30,000 shares of its common stock in partial satisfaction of a pre-existing debt at $0.10 per share, which approximates market value.

     In November 2003, the Company issued 300,000 shares of common stock relating to existing promissory notes. The agreement provided for a reduction to the notes in an amount equal to the shareholders' proceeds from the sale of the stock. Any shortfall in proceeds would be convertible into common stock at the option of the noteholder at a conversion rate of $.25 per share. The issuance of the stock was initially recorded at par value, as a reduction to debt and an increase to common stock. Upon the sale of the shares, the Company will reduce the liability and increase additional paid in capital in the amount of the proceeds from the shareholders' stock sales. During April 2004,a stockholder sold 200,000 of these shares for proceeds of $23,532, or approximately $.12 per share. This sale reduced the note balance and increased additional paid in capital.

     In December 2003 the Company issued 1,000,000 shares of restricted common stock to an individual at a market rate of $0.10 per share in consideration of his undertaking to provide certain consulting services for the Company.

     From January through March 2004 the Company sold 2,120,000 shares of common stock to individuals for an aggregated market purchase price of $237,000.

     In March 2004 the Company issued a total of 1,980,000 shares of restricted common stock to twenty of its employees in consideration of their services to the Company. The market value of the shares on the date of issuance ($0.10 per share) was recorded as compensation expense.

     The Company issued 3,000,000 shares of common stock to investors for cash in accordance with a stock purchase agreement. 1,500,000 shares were issued at a market value of $0.12 per share and the remaining 1,500,000 shares were issued at market at $0.15 per share.

     Pursuant to a private offering subscription agreement, the Company issued 1,500,000 unregistered shares of common stock to an individual for cash. The shares were valued at market at $0.10 per share for a total of $150,000.

     On June 18, 2004, the Company entered a consulting agreement with an individual to provide strategic planning, marketing and computer services. The contract terminates on June 18, 2006. Under the terms of the contract, the Company has issued 2,000,000 shares of common stock that are restricted from public resale by the regulations of the Securities and Exchange Commission. The stock was valued at $0.10 per share, which approximates the fair value of services. Further, low volume trading of the Company's stock may not support a higher value if 2,000,000 shares were infused to the market. Inasmuch as the contract covers a two year period, the Company has capitalized $200,000, to be amortized over the contract period.

                                                                F-11
Note 7   ISSUANCE OF STOCK [continued]

     The Company entered an agreement with a consulting group for the purpose of shareholder communications and management. The Company agreed to pay $25,000 in cash plus 600,000 restricted shares of common stock valued at $0.10 per share, which approximates the market value of the shares. The contract continues until May of 2005.

Note 8   PROPERTY AND INTANGIBLES

     The major classes of assets as of the balance sheet date are as follows:

                                         Accumulated    Net       Method/
     Asset Class              Cost       Depr/Amort     Book      Life
------------------------------------------------------------------------------
Furniture                   $  2,473      ($1,861)   $     612        MACRS/7
Electronic Equipment           8,818       (8,046)         772        MACRS/5
Tools                        111,028      (94,920)      16,108        MACRS/5
Leasehold Improvements         2,357         (290)       2,067          SL/39
Intangible property          647,140     (200,140)     447,000    Per unit
                                                                  produced
                             ---------------------------------
Total                       $771,816    ($305,257)   $ 466,559
                             =================================


     Depreciation and amortization expense was $84,134 and $163,932 for the years ended June 30, 2004 and 2003, respectively. The intangible property is further summarized below:


Description               Cost       Amortization       Net Book
--------------------------------------------------------------------------
Sleeper technology      $ 150,000    $   (6,000)        $ 144,000
Lift technology           400,000       (97,000)          303,000
Non-compete covenant       97,140       (97,140)                0 Expired in
                                                                  FY 2004
                         ----------------------------------------
                        $ 647,140    $ (200,140)        $ 447,000
                         ========================================

     The Company has a Kingsley Coach which it is holding for sale. The Coach is occasionally used as a demonstrator unit, as such the sale of which is not actively promoted. The asset has been recorded at the lower of cost or fair value less any estimated costs to sell, which is currently $187,310. The Company periodically tests the book value to ensure that it is appropriately valued. During the fiscal year ended June 30, 2004, the Company recognized an impairment charge of $14,164, which is included in general and administrative expense for year. No impairment was recognized in fiscal year 2003.

Note 9   PLANT LEASE

     Until July 2002 the Company leased its production facility in Middleburg, Pennsylvania, in a plant that is shared by a subcontractor who participated in the production of Kingsley Coaches. In July 2002 the Company vacated this facility and acquired a new facility, also in Middleburg, which is independent of the subcontractor. The lease for that facility (approximately 20,000 square feet) has a term of 3 years, and has a base monthly rent of $3,800 per month.

     Beginning in October 2002, the Company leased a 26,000 square foot
     production facility in Ramsey, Minnesota.   The Ramsey facility is
     used for engineering and design, as well as for a portion of our fabrication activities. The monthly rental is $4,500 for a three year term through 2005; either party may cancel the lease on 30 days prior notice. Rent expense for the years ended June 30, 2004 and 2003 was $107,778 and 99,950, respectively.
                                                                F-12

Note 10  NOTES PAYABLE

     A relative of a director of the Company has purchased several Kingsley Coaches. In 1998, he sold two back to the Company in exchange for a note. In December 2002, one of the Kingsleys was sold and the note payable was reduced. The remaining portion of the note, dated May 1, 1998, bears interest at 9% and has a monthly payment of $3,237. The balance due as of June 30, 2004, is $138,481. The remaining Kingsley Coach is still owned by the Company as of June 30, 2004, is being used as a demonstrator model, and is available for sale.

     The Company has a note payable to a finance company related to the purchase of inventory. The terms require monthly payments of $2,164, for 60 months, through June 2005. The effective interest rate on this note is approximately 14.5%. The total due as of June 30, 2004, is $25,909.

     In December of 2002, the Company negotiated a loan from a current supplier of fabricated Kingsley bodies in the amount of $200,000.
     The Company is repaying the loan at the rate of $5,000 per body acquired from the supplier until the balance is paid in full. During the fiscal year ended June 30, 2004, the note payable was increase through an agreement to refinance additional trade payable amounts into the note. The total note payable balance at June 30, 2004 is $553,774.

     In September 2003, the Company issued 10% Convertible Debentures to two individuals in the aggregate principal amount of $60,000 that are due on September 30, 2006. They bear interest at 10% per annum payable quarterly. The holders of the Debentures may convert the principal amount of the Debentures into common stock at any time at a conversion rate of $.259 per share. Kingsley Coach may force conversion at that rate if the closing bid price of its common stock equals or exceeds $.594 for five consecutive trading days. The conversion rate (and the trigger for forced conversion) will be reduced if Kingsley Coach issues any equity instruments for a consideration valued at less than $.259 per share of common stock. One of the Debentures has a special anti-dilution provision. If the closing bid price of the common stock is $.08 or less for five consecutive trading days, the holder of that Debenture may accelerate the payment date of the Debenture. In that event, Kingsley Coach would be required to either pay the principal amount of the Debenture ($50,000) and all accrued interest within two business days or issue 1,250,000 shares of common stock to the holder. During the next thirty trading days the holder would be required to liquidate those shares, and the proceeds would be an offset to Kingsley Coach's liability under the Debenture. The holder would then return to Kingsley Coach any shares remaining after those thirty trading days.

     The Company has issued a 10% promissory note in the amount of $50,000, payable to an investment group on September 30, 2006. Interest for the period form the date of issuance to the maturity date was prepaid by the Company's issuance of 100,000 shares of common stock valued at $0.15 per share.

     In 2001 the Company received a deposit from a customer. Subsequently the two parties agreed to repayment of the deposit to the customer.
     In 2003 the Company became in default of the agreement and payment was demanded. As a result of a settlement agreement with the former customer, the Company has recorded a note payable to the individual. The terms of the agreement require payments of $633 per month through December, 2004. With the execution of the agreement, the Company issued
     200,000 shares of common stock. Upon registration of the shares by the Company, the individual sold the shares, the proceeds from which were applied as a reduction in the principal amount due. The balance due and payable as of June 30, 2004 is $80,482. At the option of the creditor, the Company may pay the unpaid balance in the form of Company common stock at the value of $0.25 per share.

     An individual has advanced $49,000 to the Company in the form of a loan payable on demand and bearing interest at 8%.

     The Company has recorded a note payable to a former director. As of June 30, 2004 the note has a balance of $76,953, bears no interest and is payable at a rate of $1,000 per month until paid in full

     In November of 2003, the Company issued notes payable for $98,000, convertible into common stock at $.25 per share. A portion of the note [$55,000, bearing interest at 8% per annum] is related to a customer deposit that was to be returned due to the order being cancelled. The other portion of the note [$43,000, bearing 0% interest] is related to commissions due to the note holder.


                                                                F-13
Note 10  NOTES PAYABLE [continued]

     Scheduled maturities on these notes plus the related party notes described in Note 4 are as follows:
                                                    Other Notes
     Year Ending June 30,       Related Party       Payable       Amount
     ---------------------------------------------------------------------
                    2005          $ 58,331         $  398,246   $  456,577
                    2006                 0            107,639      107,639
                    2007                 0            154,046      154,046
                    2008                 0            110,118      110,118
                    2009 and
                     thereafter          0            362,550      362,550
                                   -------          ---------    ---------
                                  $ 58,331         $1,132,599   $1,190,930
                                   =======          =========    =========

Note 11  INVENTORY

     As of June 30, 2004, inventory consists of parts, work-in-process, and finished units. Most parts are purchased and charged to specific jobs. However, other items are purchased in bulk and can be used on all Kingsleys. As of June 30, 2004, cost of parts approximates market value and no adjustment has been recorded. Work-in-process inventory consists of several Kingsleys at various stages of production. There are currently no finished units except for one demonstrator Kingsley, the value of which is tested annually. The net book value of the demonstrator is included with property. Total inventory as of June 30, 2004 is as follows:

     Parts inventory        $  205,753
     Work-in-process           315,831
     Finished units                  0
                              --------
                            $  521,584
                              ========

Note 12  LEGAL CONTINGENCIES

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management and legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity. As of June 30, 2004, there are no known outstanding lawsuits which would require additional disclosure or accrual of liability.

Note 13  PREPAID EXPENSES/RELATED PARTY RECEIVABLE/TREASURY STOCK

     In May of 1999, the Company entered into a management services agreement with DRK, which is owned by two of the directors of the Company. The agreement was modified in February 2003. Pursuant to this at-will agreement, DRK provides to the Company the services of a group of individuals who have been directly involved in the research, development, design, engineering, sales and manufacture of Kingsley Coaches since inception.

     The Company issued 1,000,000 shares of restricted common stock for partial payment of this agreement. The value of the issued shares was calculated at a discounted price of approximately $0.38 per share or $378,102. The management agreement initially allowed for the 1,000,000 common shares to revert back to the treasury of the Company if performance goals were not met over the five year period beginning July 1, 2000. In 2001 the Company waived DRK's obligation to surrender 100,000 shares in exchange for waiver of a $168,123 debt from the Company to DRK. At the end of fiscal 2002, 200,000 shares were surrendered by DRK to the Company. The surrendered shares have been recorded as treasury stock valued at $14,000 or $0.07 per share. In February 2003 the Company modified the agreement acknowledging that DRK had earned full title to the common stock.

                                                                F-14

Note 13  PREPAID EXPENSES/RELATED PARTY TRANSACTIONS [continued]

     As discussed in Note 7 the Company entered two consulting agreements which provide for services to be performed over the next two years. One contract has a value of $200,000 which shall be amortized straight line at $8,333 per month over the next 24 months. The other contract has a value of $60,000 to be amortized over the next eleven months at $5,455 per month.

     The Company sold a prototype Kingsley Coach to a related party entity, which shares common ownership and management, for the purpose of allowing them to promote and market coaches. The unit was sold for $270,880. This amount has been recorded as receivable as of June 30, 2004. The balance is due on demand and is non-interest bearing.

Note 14  PURCHASE AGREEMENT

     On December 28, 1999, the Company signed a purchase agreement with a trucking company which paid to the Company a deposit of $300,000 ($6,000 for 50 units). The Company agreed to reserve order slots for production of Kingsley Coaches over an original eighteen (18) month period. The Company continues to make order slots available to the
     trucking company but no orders have been placed.   As with other
     deposits discussed in Note 5, this deposit would likely be refunded through some installment or payment plan, if requested. No such request, nor repayment plan has been negotiated. The current deposit balance is $269,000.

Note 15  LINE OF CREDIT

     The Company entered into an Agreement for Wholesale Financing on November 1, 1999, with a financial services corporation. The original terms allowed the Company up to $500,000 of credit, to purchase inventory from approved vendors and "for other purposes." Advances were secured by the inventory and/or components financed. Further, the President of the Company signed a personal guaranty to
     the Agreement.   The line of credit was cancelled in 2002.  The
     balance due on the Agreement as of June 30, 2004 is $9,469 with interest at 13.5%. The balance is payable upon the sale of each unit financed under the agreement.

Note 16  STOCK OPTIONS

     The Company has adopted only the disclosure provisions of FASB 123 (Accounting for Stock Based Compensation) and applies APB Opinion 25 (Accounting for Stock Issued to Employees) to stock options.

     In October of 2000, the Board of Directors issued to each of its members a five year option to purchase 75,000 shares of the Company's common stock, for a total of 300,000 shares. The options are exercisable at an average price of $.95 per share. The weighted average remaining life is approximately 15 months. All options are currently exercisable. The market price on the date of grant was $0.56.

     Compensation cost for stock options is measured as the excess, if any, of the estimated fair market value of the Company's stock at the date of grant over the amount the recipient must pay to acquire the stock. Unearned compensation, which is recorded as a separate component of stockholders' equity, as a result of compensatory stock options is generally amortized to expense over the vesting periods of the underlying stock options. Unearned compensation represents the intrinsic value of stock options granted but not yet vested. The Company has no unearned compensation as of June 30, 2003.

                                                               F-15
Note 17  SUBSEQUENT EVENTS

     On August 20, 2004, the Company entered an Exchange Agreement and issued 1,000,000 shares of Common Stock, Class B shares in exchange for 1,000,000 shares of Common Stock owned by DRK, Inc., a related party. The Class B Common Stock is restricted from transfer without specific approval of the Board of Directors of the Company. The preferences, limitations and rights of a holder of a share of Class B Common Stock will be identical to the preferences, limitations and rights of a holder of a share of Common Stock, except that the number of votes which may be cast will equal 20 times the number of shares of Common Stock into which that holder's Class B Common Stock could be converted on the record date for the meeting or shareholder action. The holder of each share of Class B Common Stock shall have the right to convert that share of Class B Common Stock into one fully-paid and non-assessable share of Common Stock. The holder of a share of Class B common Stock may exercise his conversion right by giving a written notice.

     The exchange of Class B shares for common shares owned by DRK, Inc. was made in order to give the Dickenson Family (who control DRK, Inc.) numerical voting control over Kingsley Coach. Ralph Dickenson was the founder of Kingsley Coach, and his family has controlled its operations throughout its history. The Board determined that vesting numerical voting control in the Dickenson Family would provide assurances of continuity and stability to investors and customers of Kingsley Coach.

     The exchange of the Class B shares for an equal number of common shares has been recorded in the Company's financial statements as an exchange of securities having equal value. The additional voting power given by the Class B shares was considered approximately equal to the value of the transferability of the common shares, given that (a) the Dickenson Family had effective control over Kingsley Coach prior to the exchange by reason of their stock ownership and their positions in management and (b) the exchange agreement prevents the Dickenson Family from transferring the Class B shares without consent of the Board of Directors.

     On July 16, 2004, the Company sold to an investment fund (a) a promissory note in the principal amount of $600,000 bearing interest at 8% per annum and due July 21, 2006 and (b) a five year warrant to purchase 1,200,000 shares of common stock at $.20 per share. The note is convertible into common stock at $.15 per share. The purchase price for the securities was $600,000.

Note 18   RESTATEMENT OF CURRENT PERIOD RESULTS

     The Company has restated its financial results for the year ended June 30, 2004 to correct a number of errors. The impact of these adjustments on the Company's financial results as previously reported is summarized below.

                                           Year Ended June 30, 2004

                                    As Previously Reported     As Restated
                                    ----------------------     -----------

  Balance Sheet

  Property & Intangibles, net           $   656,619           $   466,559
  Demonstrator unit held for sale       $         0           $   187,310
  Total Assets                          $ 1,802,502           $ 1,799,752
  Customer deposits                     $ 1,129,365           $ 1,074,374
  Current portion of long-term debt     $   358,577           $   456,577
  Total Current Liabilities             $ 2,348,500           $ 2,391,499
  Notes payable                         $   908,645           $ 1,132,599
  Notes payable - shareholder           $   184,284           $    58,331
  Less current portion long-term debt   $  (358,577)          $  (456,577)
  Total Liabilities                     $ 3,082,852           $ 3,125,852
  Additional Paid in Capital            $ 4,320,254           $ 4,313,789
  Accumulated Deficit                   $(5,586,909)          $(5,626,194)
  Total Stockholders' Deficit           $(1,280,350)          $(1,326,100)
  Total Liabilities and Stockholders'
   Deficit                              $ 1,802,502           $ 1,799,752

  Statements of Operations

  General & administrative expenses     $ 1,626,329           $ 1,665,614
  Net income / (loss) from operations   $(1,137,540)          $(1,176,825)
  Net income / (loss)                   $(1,184,318)          $(1,223,603)

  Statements of Stockholders' Deficit

  Paid in capital                       $ 4,320,254           $ 4,313,789
  Accumulated Deficit                   $(5,586,909)          $(5,626,194)
  Total Stockholders' Deficit           $(1,280,350)          $(1,326,100)

  Statements of Cash Flows

  Net Cash Provided by / (used for)
   Operating Activities                 $(1,154,026)          $(1,245,561)
  Net Cash Provided by / (used for)
   Financing Activities                 $ 1,246,435           $ 1,337,970

                         The Kingsley Coach, Inc.
                              Balance Sheet
                             March 31, 2005
                              (Unaudited)
ASSETS

Current Assets:
 Cash                                   $    88,529
 Accounts Receivable                         46,083
 Accounts Receivable - Related Parties      446,491
 Current Portion of Debt Issuance Costs      17,506
 Prepaid Expenses                           216,591
 Inventory                                1,323,372
                                          ---------
 Total Current Assets                     2,138,572

Property & Intangibles, net                 789,090

Demonstrator Unit Held for Sale             180,000

Other Assets:
 Prepaid Expenses                            90,256
 Debt Issuance Costs, net of Current
  Portion                                     5,835
 Deposits                                     3,650
                                          ---------
 Total Other Assets                          99,741
                                          ---------
 Total Assets                           $ 3,207,403
                                          =========

  See accompanying notes to financial statements


                         The Kingsley Coach, Inc.
                        Balance Sheet (continued)
                              March 31, 2005
                               (Unaudited)


LIABILITIES & STOCKHOLDERS' DEFICIT

Current Liabilities:
 Accounts Payable                      $   794,572
 Accrued Liabilities                       336,436
 Note Payable                              650,000
 Customer Deposits                       1,512,100
 Unearned Revenue                          269,000
 Current Portion of Long Term Debt         687,155
                                         ---------
 Total Current Liabilities               4,249,263

Long Term Liabilities:
 Notes Payable, Net of Discounts         1,550,395
 Less current portion of Long Term Debt   (687,155)
                                         ---------
 Total Long-term Liabilities               863,240

 Total Liabilities                       5,112,503

Stockholders' Deficit:
 Preferred Stock, $.00001 par value;
  authorized 5,000,000 shares,
  issued and outstanding -0- shares              -
 Common Stock, $.00001 par value;
  authorized 100,000,000 shares,
  issued and outstanding 32,184,572
  shares                                       322
 Common Stock - Class B, $.0001
  par value; authorized 1,000 shares,
  issued and outstanding 1,000 shares           10
 Additional Paid-In Capital              4,391,960
 Treasury Stock                            (14,000)
 Accumulated Deficit                    (6,283,392)
                                         ---------
 Total Stockholders' Deficit            (1,905,100)
                                         ---------
 Total Liabilities & Stockholders'
  Deficit                              $ 3,207,403
                                         =========





See accompanying notes to financial statements

                        The Kingsley Coach, Inc.

                         Statements of Operations

                        For the Nine Month Periods
                      ending March 31, 2005 and 2004
                                (Unaudited)

                                              Nine Months Ending
                                     March 31, 2005       March 31, 2004
                                     --------------       --------------

Revenue                              $ 3,374,666          $ 2,203,412
Cost of Sales                         (2,802,199)          (1,803,326)
                                       ---------            ---------
Gross Margin                             572,467              400,086

General & Administrative Expense       1,181,887            1,196,288
                                       ---------            ---------

Net Loss from Operations                (609,420)            (796,202)

Other Income/(Expense):
 Other income                              3,900                2,700
 Interest Expense, net                   (51,677)             (35,499)
                                       ---------            ---------
Net other income                         (47,777)             (32,799)

Net Loss Before Tax                     (657,197)            (829,001)

Provision for Income Taxes                     -                    -
                                       ---------            ---------
Net Loss                             $  (657,197)         $  (829,001)
                                       =========            =========

Net Loss per share                   $     (0.02)         $     (0.04)
                                       =========            =========

Weighted Average Shares               31,688,572           18,483,712
                                      ==========           ==========




See accompanying notes to financial statements

                         The Kingsley Coach, Inc.

                          Statements of Cash Flows

                         For the Nine Month Periods
                       ending March 31, 2005 and 2004
                                (Unaudited)

                                           Nine Month Period Ending
                                      March 31, 2005    March 31, 2004
                                      --------------    --------------
Cash Flows from Operating Activities:
 Net Loss                              $ (657,197)       $ (829,001)
 Adjustments to reconcile net loss
  to net cash provided by/(used in)
  operating activities:
  Depreciation and amortization            25,400            55,065
  Stock issued for expenses                44,100           385,990
  Granted stock warrants for financing     34,098                 -
  (Increase)/decrease in debt issuance
   costs                                  (23,341)                -
  (Increase)/decrease in receivables     (177,181)         (296,634)
  (Increase)/decrease in inventory       (820,196)          (90,198)
  (Increase)/decrease in prepaid
   expenses                               (46,846)           60,763
  Increase/(decrease) in current
   liabilities                            548,929          (167,366)
  Increase/(decrease) in customer
   deposits                               437,726           507,634
                                        ---------         ---------
 Net Cash from Operating Activities      (634,508)         (373,747)
                                        ---------         ---------
Net Cash From Investing Activities:
 Purchase of equipment                   (322,213)           (2,000)
                                        ---------         ---------
 Net Cash from Investing Activities      (322,213)           (2,000)
                                        ---------         ---------

Net Cash From Financing Activities:
 Advances and borrowing                 1,278,684           125,000
 Principal increase (reduction)          (278,689)         (236,629)
 Proceeds from the sale of stock                -           507,600
                                        ---------         ---------
 Net Cash from Financing Activities       999,995           395,971
                                        ---------         ---------

Net Increase/(Decrease) in Cash            43,274            20,224

Beginning Cash Balance                     45,255                 -
                                        ---------         ---------
Ending Cash Balance                    $   88,529        $   20,224
                                        =========         =========

Supplemental Disclosures:
 Interest Paid                         $   51,677        $   35,499
 Taxes Paid                                     -                 -
 Accounts payable converted to note             -           466,274


See accompanying notes to financial statements

                        THE KINGSLEY COACH, INC.
                      NOTES TO FINANCIAL STATEMENTS
               For the Nine Month Period Ended March 31, 2005
                               (Unaudited)

1.   PRELIMINARY NOTE

The accompanying condensed financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the interim financial statements reflect all adjustments, consisting of normal recurring entries, which are necessary to a fair statement of the results for the period. Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended June 30, 2004.

2.   SALE OF CONVERTIBLE DEBENTURES AND WARRANTS

On July 21, 2004 the Company closed the sale of two identical Convertible Notes and Common Stock Purchase Warrants. The Convertible Notes have principal amounts of $600,000 and $10,000, which is payable on July 21, 2006. The Notes bears interest at 8% per annum. The principal and/or interest due on the Note are convertible at the holder's option into shares of Kingsley Coach common stock at a conversion rate of $.15 per share. If Kingsley Coach sells any common shares or derivatives for a price less than $.15 per share, the conversion rate in the Note will be reduced to equal that lower price.

The Warrants that were sold with the Debentures afford the holder the right to purchase 1,220,000 common shares at $.20 per share through July 21, 2009. The Company determined the fair value of the Warrants utilizing the Black-Scholes option pricing model and the minimum value method. The value of the Warrants was calculated to be $26,971 and was accounted for according to EITF 00-27, as a discount to the convertible debt and an increase to additional paid in capital. This discount will be amortized and expensed to interest expense over the two-year term of the notes.

The terms of the agreements also state that if Kingsley Coach sells any common shares or derivatives for a price less than $.20 per share, the exercise price of the Warrants will be reduced to equal that lower price. Therefore, the recent sale (See Note 4) of warrants exercisable at $.15 caused a revision of the exercise price of the July 2004 warrants to $.15. In lieu of that full revision, Kingsley Coach and the holder agreed that one-half of the July 2004 warrants (exercisable for 610,000 shares) would be revised to be exercisable at $.15 and the remainder (exercisable for 610,000 shares) would retain their $.20 exercise price. According to FAS 123, the reduction of the exercise price increases the value of the warrants to the holder. As such, additional compensation must be recognized for the difference between the fair value of the modified option and the current value of the original option at January 21, 2005. The Company used the Black-Scholes method to calculate each of these values, for a difference of $7,127. This additional compensation cost was accounted for according to EITF 00-27, by increasing the discount on the convertible debt and increasing additional paid in capital. This discount will be amortized and expensed to interest expense over the remaining life of the convertible debt.

Kingsley Coach realized net cash proceeds of approximately $575,000 from the sale of the Debentures and Warrants, after payment of the expenses of the offering. The debt issuance costs of approximately $35,000 were capitalized as an other asset and will be amortized to general and administrative expense over the two-year term of the notes.

3.   NOTE PAYABLE

In December 2004 the Company sold a $150,000 promissory note to a private investor. The note was payable in May 2005. The Company is now in default in its obligation to pay the note.

4.   SALE OF SECURED PROMISSORY NOTE

On January 21, 2005 Kingsley Coach closed the sale of a Secured Note and Common Stock Purchase Warrants to Longview Equity Fund LP and Longview International Equity Fund LP. The gross purchase price paid for the securities was $500,000. From that sum Kingsley Coach paid a $20,000 due diligence fee to the investors and paid a $10,000 fee to the investors' legal counsel.

The Secured Note bears interest at 12% per annum, payable quarterly. The principal is due on October 21, 2005 or, if earlier, on the date on which Kingsley Coach receives proceeds from the sale of a command post vehicle to the Maryland Department of State Police. The Secured Note is secured by a pledge of all of Kingsley Coach's assets.

The Warrants afford the investors the right to purchase 1,500,000 shares of Kingsley Coach common stock at $.15 per share through January 21, 2010. If Kingsley Coach sells any common shares or derivatives for a price less than $.15 per share, the exercise price of the Warrants will be reduced to equal that lower price.

5.   ISSUANCE OF UNREGISTERED EQUITY SECURITIES

In February 2005 Kingsley Coach issued 350,000 shares of common stock to several members of its management. The shares were issued in consideration of services, and were valued at $44,100, the market value of the common stock on the date of grant.

6.   INVENTORY

Inventories are stated at the lower of cost or market. Inventories at March 31, 2005 consisted of the following:

                                 March 31, 2005
                                 --------------

        Finished goods            $          0
        Work-in-process              1,116,338
        Raw materials                  207,034
                                     ---------
        Total                     $  1,323,372
                                     =========

7.   RESTATEMENT OF CURRENT PERIOD RESULTS

The Company has restated its financial results for the interim period ended March 31, 2005 to correct certain errors. The impact of these adjustments on the Company's financial results as originally reported is summarized below.

                                          Interim Period Ended March 31, 2005
                                           As Originally
                                             Reported             As Restated
                                          ------------------------------------
Balance Sheet
 Current portion of debt issuance costs    $          0           $     17,506
 Debt issuance costs, net of current
  portion                                  $          0           $      5,835
 Total Assets                              $  3,186,812           $  3,207,403
 Current portion of long-term debt         $    362,000           $    687,155
 Notes payable, net of discounts           $  1,496,699           $  1,550,395
 Less current portion long-term debt       $   (362,000)          $   (687,155)
 Total Liabilities                         $  5,058,807           $  5,112,503
 Additional Paid in Capital                $  4,391,298           $  4,391,960
 Accumulated Deficit                       $ (6,249,625)          $ (6,283,392)
 Total Stockholders' Deficit               $ (1,871,995)          $ (1,905,100)
 Total Liabilities and Stockholders'
  Deficit                                  $  3,186,812           $  3,207,403

Statements of Operations - Nine Months
 ended 3/31/05
 General & administrative expenses         $  1,170,216           $  1,181,887
 Net income / (loss) from operations       $   (597,749)          $   (609,420)
 Interest Expense, net                     $    (68,866)          $    (51,677)
 Net income / (loss)                       $   (662,715)          $   (657,197)

Statements of Cash Flows
 Net Cash Provided by / (used for)
  Operating Activities                     $   (678,812)          $   (634,508)
 Net Cash Provided by / (used for)
  Financing Activities                     $  1,044,299           $    999,995

             Part II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Kingsley Coach pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by Kingsley Coach of expenses incurred or paid by a Director, officer or controlling person of Kingsley Coach in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, Kingsley Coach will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Our certificate of incorporation also provides that our directors will not be personally liable to us for monetary damages for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Item 25.  Other Expenses of Issuance and Distributions

     The following are the expenses that Kingsley Coach expects to incur in connection with the registration and distribution of the shares being registered. All of these expenses (other than the filing fee) are estimated, and will not be certain until after the registration statement is declared effective. Kingsley Coach will pay all of these expenses; the selling shareholders will pay none of them.


               Filing Fee....................... $     244
               Accounting fees..................    10,000
               Transfer Agent ..................     1,000
               Legal fees.......................    15,000
               Printing expenses................       500
                                                    ------
                TOTAL.............,,,,,,,,,,,,,.   $26,744
                                                    ======
Item 26.  Recent Sales of Unregistered Securities.

     In January 2003 Kingsley Coach issued 50,000 shares of common stock to Mark S. Hawley. The securities were issued as a commission on a sale, valued at $5,500, which was the market price of the shares on the date they were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for his own account. There were no underwriters.

     In March 2003 Kingsley Coach issued 50,000 shares of common stock to Charles Randy Lamberto. The securities were issued in consideration for consulting services, valued at $7,500, the market value of the shares on the date on which they were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for his own account. There were no underwriters.

     In September 2003 Kingsley Coach sold, for $60,000, 10% Convertible Debentures in the aggregate principal amount of $60,000 to Blaise Wolfrum and Doug Thompson. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to individuals who had access to detailed information about Kingsley Coach and were acquiring the Debentures for their own accounts. There were no underwriters.

     In October 2003 Kingsley Coach sold to PSK Investment Group, for $50,000, a 10% Promissory Note in the principal amount of $50,000. Kingsley Coach prepaid $15,000 in interest on the note by issuing 115,385 shares of common stock. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose principals had access to detailed information about Kingsley Coach and which was acquiring the shares for its own account. There were no underwriters.

     In October 2003 Kingsley Coach issued a total of 653,000 shares of common stock to ten employees, four members of the Board of Directors and two consultants. The securities were issued in consideration for the services of the employees, directors and consultants to Kingsley Coach. The shares were valued at $65,300 ($.10 per share), which was 80% of the market price on the date they were issued, the discount from market value reflecting the fact that the shares were restricted. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to individuals who had access to detailed information about Kingsley Coach and were acquiring the shares for their own accounts. There were no underwriters.

     In November 2003 Kingsley Coach issued a total of 300,000 shares of common stock Garron Y. Frantzen and Robert C. Groves. The securities were issued in satisfaction of debts in the aggregate amount of approximately $206,000. The sales were exempt pursuant to Section 4(2) of the Act since the sales were not made in a public offering and were made to individuals who had access to detailed information about Kingsley Coach and who were acquiring the shares for their own accounts. There were no underwriters.

     In December 2003 Kingsley Coach issued 1,000,000 shares of common stock to John Merkent. The securities were issued in consideration for management and operations consulting services, and were valued at $100,000 ($.10 per share), which was the market price on the date the shares were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for his own account. There were no underwriters.

     In December 2003 Kingsley Coach issued options to purchase 2,000,000 shares of common stock to Christopher J. Benz. The options were issued in consideration for management consulting services, and were valued at $2,000 ($.001 per share), based on the contemporary market price and the brief exercise period of the options. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for his own account. There were no underwriters.

     In December 2003 Kingsley Coach issued options to purchase 3,000,000 shares of common stock to Venture Capital Partners LLC. The options were issued in consideration for management consulting services, and were valued at $3,000 ($.001 per share), based on the contemporary market price and the brief exercise period of the options. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose management had access to detailed information about Kingsley Coach and was acquiring the shares for its own account. There were no underwriters.

     From January through March 2004 Kingsley Coach sold a total of
1,000,000 shares of common stock to John Thompson for $100,000 cash. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for his own account. There were no underwriters.

     In March 2003 Kingsley Coach sold a total of 120,000 shares of common stock to James and Jamie Williams for $12,000 cash. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to individuals who had access to detailed information about Kingsley Coach and were acquiring the shares for their own accounts. There were no underwriters.

     In March 2004 Kingsley Coach sold a total of 500,000 shares of common stock to Randy Holdridge for $75,000 cash. The sale was exempt pursuant to
Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for his own account. There were no underwriters.

     From February through March 2004 Kingsley Coach sold a total of
1,500,000 shares of common stock to Christopher Benz for $150,000 cash. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for his own account. There were no underwriters.

     In March 2004 Kingsley Coach issued a total of 1,980,000 shares of common stock to twenty of its employees in consideration of services rendered by them to Kingsley Coach. The shares were valued at $198,000 ($.10 per share), which was 67% of the market price on the date they were issued, the discount from market value reflecting the fact that the shares were restricted. The issuance was exempt pursuant to Section 4(2) of the Act since the issuance was not made in a public offering and was made to individuals who had access to detailed information about Kingsley Coach and were acquiring the shares for their own accounts. There were no underwriters.

     In April 2004 Kingsley Coach sold 500,000 shares of common stock to John Thompson for $50,000 cash. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for his own account. There were no underwriters.

     In April 2004 Kingsley Coach sold 3,000,000 shares of common stock to Venture Capital Partners, LLC for $405,000 cash. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose principals had access to detailed information about Kingsley Coach and which was acquiring the shares for its own account. There were no underwriters.

     In May 2004 Kingsley Coach issued a total of 600,000 shares of common stock to Business Consulting Group Unlimited in consideration of marketing services to be rendered by it pursuant to a consulting contract. The shares were valued at $60,000 ($.10 per share), which was the market price on the date they were issued. The issuance was exempt pursuant to Section 4(2) of the Act since the issuance was not made in a public offering and was made to an entity whose principals had access to detailed information about Kingsley Coach and which was acquiring the shares for its own account. There were no underwriters.

     In June 2004 Kingsley Coach issued a total of 2,000,000 shares of common stock to Christine Little in consideration of information technology services to be rendered by her pursuant to a consulting contract. The shares were valued at $200,000 ($.10 per share), which was 77% of the market price on the date they were issued, the discount from market value reflecting the fact that the shares were restricted. The issuance was exempt pursuant to Section 4(2) of the Act since the issuance was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for her own account. There were no underwriters.

     In July 2004 Kingsley Coach issued an 8% Convertible Note due July 21, 2006 in the principal amount of $600,000 and a five year Warrant to purchase
shares of common stock to Longview Fund LP in consideration of $600,000.   The
issuance was exempt pursuant to Section 4(2) of the Act since the issuance was not made in a public offering and was made to an entity whose principals had access to detailed information about Kingsley Coach and which was acquiring the shares for its own account. There were no underwriters.

     In July 2004 Kingsley Coach issued an 8% Convertible Note due July 21, 2006 in the principal amount of $10,000 and a five year Warrant to purchase shares of common stock to Barbara Mittman in consideration of $10,000 in services rendered to Longview Fund LP in connection with its acquisition of securities from Kingsley Coach. The issuance was exempt pursuant to Section 4(2) of the Act since the issuance was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for her own account. There were no underwriters.

     In January 2005 Kingsley Coach issued 12% Secured Promissory Notes due October 21, 2005 in the aggregate principal amount of $500,000 and five year Warrant to purchase shares of common stock to Longview Equity Fund LP and
Longview International Equity Fund LP in consideration of $480,000.   The
issuance was exempt pursuant to Section 4(2) of the Act since the issuance was not made in a public offering and was made to entities whose principals had access to detailed information about Kingsley Coach and which were acquiring the shares for their own accounts. There were no underwriters.

     In February 2005 Kingsley Coach issued 350,000 shares of common stock to several employees. The shares were issued in consideration of services, and were valued at $44,100, the market value of the common stock on the date of grant. The issuance was exempt pursuant to Section 4(2) of the Act since the issuance was not made in a public offering and was made to individuals who had access to detailed information about Kingsley Coach and were acquiring the shares for their own accounts. There were no underwriters.

Item 27.  Exhibits and Financial Statement Schedules

     Exhibits

3-a    Certificate of Incorporation, as amended through 2003 - filed on July
        23, 2001 as Exhibit Number 3-a to Kingsley Coach's Registration Statement on Form SB-2 (333-65654) and incorporated herein by reference.

3-a(1) Certificate of Amendment of Certificate of Incorporation dated August
       19, 2004.

3-b    By-laws - filed on July 23, 2001 as Exhibit Number 3-b to Kingsley
        Coach's Registration Statement on Form SB-2 (333-65654) and incorporated herein by reference.

5      Opinion of Robert Brantl, Esq.

10-a   Management Services Agreement dated May 7, 1999 with DRK, Inc. - filed on January 5, 2000 as Exhibit Number 10 to Kingsley Coach's Quarterly Report on Form 10-QSB/A for the quarter ended June 30, 1999 and incorporated herein by reference.

10-a(1)Modification of Management Services Agreement dated February 20,
        2003 - filed on October 10, 2003 as Exhibit Number 10-a(1) to Kingsley Coach's Annual Report on Form 10-KSB for the year ended June 30, 2003 and incorporated herein by reference.

10-b   Technology Transfer Agreement dated October 26, 2001 between Matco,
        Incorporated and Kingsley Coach - filed on November 1, 2001 as Exhibit Number 1 to the Current Report on Form 8-K dated October 26, 2001 and incorporated herein by reference.

10-c   2003 Equity Incentive Plan - filed on November 4, 2003 as Exhibit
        Number 4.1 to Kingsley Coach's Registration Statement on Form S-8 (333-110213) and incorporated herein by reference.

10-d   2003 Key Personnel Stock Grant Program - filed on January 2, 2004 as
        Exhibit Number 10-d to Kingsley Coach's Registration Statement on Form SB-2 (333-110725) and incorporated herein by reference.

10-e   Convertible Note dated July 21, 2004 issued by The Kingsley Coach,
        Inc. to Longview Fund LP - filed on July 22, 2004 as Exhibit Number 10-b to the Current Report on Form 8-K dated July 21, 2004 and incorporated herein by reference.

10-f   Common Stock Purchase Warrant dated July 21, 2004 issued by The
        Kingsley Coach, Inc. to Longview Fund LP - filed on July 22, 2004 as Exhibit Number 10-c to the Current Report on Form 8-K dated July 21, 2004 and incorporated herein by reference.

10-g   10% Convertible Debenture dated September 21, 2003 issued by The
        Kingsley Coach to Blaise Wolfrum.

10-h   10% Convertible Debenture dated September 22, 2003 issued by The
        Kingsley Coach, Inc. to Doug Thompson.

10-i   10% Promissory Note dated October 13, 2003 issued by The Kingsley
        Coach, Inc. to PSK Investment Group.

10-j   8% Convertible Note dated November 7, 2003 issued by The Kingsley
        Coach, Inc. to Robert C. Groves.

10-k   0% Convertible Note dated November 7, 2003 issued by The Kingsley
        Coach, Inc. to Robert C. Groves

10-l   Subscription Agreement dated January 21, 2005 between The Kingsley
        Coach, Inc. and Longview Equity Fund LP and Longview International Equity Fund LP - filed on January 24, 2005 as Exhibit Number 10-a to the Current Report on Form 8-K dated January 21, 2005 and incorporated herein by reference.

10-m   Secured Notes dated January 21, 2005 - filed on January 24, 2005 as
        Exhibit Number 10-b to the Current Report on Form 8-K dated January 21, 2005 and incorporated herein by reference.

10-n   Common Stock Purchase Warrants dated January 21, 2005  issued to
        Longview Equity Fund LP and Longview International Equity Fund LP - filed on January 24, 2005 as Exhibit Number 10-c to the Current Report on Form 8-K dated January 21, 2005 and incorporated herein by reference.

10-o   Waiver and Modification Agreement among Longview Fund, LP, Barbara R.
        Mittman and The Kingsley Coach, Inc.

10-p   Consulting Agreement dated April 1, 2005 between The Kingsley Coach,
        Inc. and Kingdom Come, LLC.

10-q   Employment Agreement dated May 11, 2005 between The Kingsley Coach,
        Inc. and John Merkent.

21     Subsidiaries - none

23-a.  Consent of Mantyla McReynolds

23-b   Consent of Robert Brantl, Esq. is contained in his opinion.

Item 28. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Kingsley Coach pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by Kingsley Coach of expenses incurred or paid by a Director, officer or controlling person of Kingsley Coach in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, Kingsley Coach will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, post-effective amendments to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                 SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, The Kingsley Coach, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Zimmerman and the State of Minnesota on the 2nd day of June, 2005.

                                   THE KINGSLEY COACH, INC.

                                   By:/s/John Merkent
                                   ----------------------------
                                   John Merkent, Chairman

     In accordance with to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities stated on June 2, 2005.

/s/John Merkent
-------------------------
John Merkent, Director,
Chief Executive Officer,
Chief Financial Officer,
Chief Accounting Officer

/s/ Ed Kelly
-------------------------
Ed Kelly, Director

/s/ Ralph Dickenson
-------------------------
Ralph Dickenson, Director

/s/ Catherine Dickenson
-----------------------------
Catherine Dickenson, Director

/s/ Jerry Carlson
-----------------------------
Jerry Carlson, Director